     As filed with the Securities and Exchange Commission on June 4, 1999

                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                               ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ---------------

                         ALTIGEN COMMUNICATIONS, INC.
            (Exact name of Registrant as specified in its charter)

            Delaware                              3661                            94-3204299
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)           Identification Number)

                            47427 Fremont Boulevard
                           Fremont, California 94538
                                (510) 252-9712
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                               ---------------

                                  GILBERT HU
                            Chief Executive Officer
                         AltiGen Communications, Inc.
                            47427 Fremont Boulevard
                           Fremont, California 94538
                                (510) 252-9712
                              Fax (510) 252-9738
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ---------------

                         Copies of Communications to:

              Eric W. Wright, Esq.                             Jorge del Calvo, Esq
               Carmen Chang, Esq.                               Stanton Wong, Esq.
                David Wang, Esq.                             Gabriella Lombardi, Esq.
                Susan Tien, Esq.                                Davina Kaile, Esq.
        Wilson Sonsini Goodrich & Rosati                  Pillsbury Madison & Sutro LLP
            Professional Corporation                           2550 Hanover Street
               650 Page Mill Road                          Palo Alto, California 94304
          Palo Alto, California 94304                             (650) 233-4500
                 (650) 493-9300                                 Fax (650) 233-4545
               Fax (650) 493-6811

                               ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                               ---------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                           Proposed Maximum          Amount of
        Title of Each Class of                Aggregate             Registration
      Securities to be Registered          Offering Price(2)            Fee
--------------------------------------------------------------------------------
Common stock, par value $0.001 per
 share................................       $51,750,000              $14,387
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.
                               ---------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                   Subject to Completion, Dated       , 1999

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                         Shares

                                    [LOGO]

                         AltiGen Communications, Inc.
                                 Common Stock
                               $       per share

-------------------------------------------------------------------------------

This is an initial public offering of common stock of AltiGen Communications, Inc. This is a firm commitment underwriting.

AltiGen expects that the price to the public in the offering will be between
$      and $      per share. The market price of the shares after the offering may be higher or lower than the offering price.

We have applied to include the common stock on the Nasdaq National Market under the symbol "ATGN."

Investing in the common stock involves risks. See "Risk Factors" beginning on page 6.

                                                             Per Share   Total
                                                             --------- ---------
         Price to the public................................  $        $
         Underwriting discount..............................
         Proceeds to AltiGen................................

AltiGen has granted an over-allotment option to the underwriters. Under this
option, the underwriters may elect to purchase a maximum of      additional
shares from AltiGen within 30 days following the date of this prospectus to cover over-allotments.

-------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CIBC World Markets
                      Dain Rauscher Wessels
                        a division of Dain Rauscher Incorporated
                                                                   FAC/Equities

               The date of this prospectus is           , 1999.

                               [ARTWORK TO COME]

                               Table of Contents

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   4
Risk Factors.............................................................   6
Forward-Looking Statements...............................................  16
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  18
Selected Consolidated Financial Data.....................................  19
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20
Business.................................................................  29
Management...............................................................  40
Principal Stockholders...................................................  48
Certain Transactions.....................................................  49
Description of Capital Stock.............................................  51
Shares Eligible for Future Sale..........................................  55
Underwriting.............................................................  57
Legal Matters............................................................  59
Experts..................................................................  59
Where Can You Find More Information......................................  59
Index to Consolidated Financial Statements............................... F-1

                           -------------------------

As used in this prospectus, the terms "we," "us," "our" and "AltiGen" mean AltiGen Communications, Inc. and its subsidiaries (unless the context indicates a different meaning), and, unless otherwise indicated, the term "common stock" means our common stock, par value $0.001 per share.

AltiGen's principal executive offices are located at 47427 Fremont Boulevard, Fremont, California 94538. Its telephone number is (510) 252-9712.

Except as otherwise indicated, all information contained in this prospectus:

 . reflects the reincorporation of AltiGen into Delaware to be effected prior to completion of the offering;

 . assumes no exercise of the over-allotment option granted to the underwriters; and

 . reflects the conversion of all outstanding shares of our preferred stock into shares of our common stock upon the closing of this offering.

The underwriters are offering the shares subject to various conditions and may reject all or part of any order.

AltiGen(R) is a registered trademark, and Zoomerang(TM) is a trademark pending registration, of AltiGen in the United States and other jurisdictions. In addition, the AltiGen logo is a trademark of AltiGen in the United States and other jurisdictions. All other trademarks or service marks appearing in this prospectus are trademarks or service marks of the respective companies that use them.

                               Prospectus Summary

This summary highlights information contained in other parts of this prospectus. Because it is a summary, it is not complete and may not contain all of the information that you should consider before investing in the shares. You should read the entire prospectus carefully.

                                  The Company

AltiGen designs, manufactures and markets next generation, server-based telecommunications systems that allow businesses to use the Internet and the Public Switched Telephone Network, or PSTN, interchangeably and seamlessly to carry voice and data communications. The Internet is accelerating the convergence of voice and data communications, creating the need for a next generation communications system. As an increasing percentage of voice communication is carried over the same networks as data is today, we believe that businesses--particularly small and medium-sized businesses--will deploy integrated systems that receive, manipulate and transmit voice communications over the PSTN, as well as the Internet and similar "packet-switched" networks. Our telecommunications systems enable a new array of applications that give businesses the choice of placing calls over the Internet or traditional phone lines. This capability is generally not built into today's traditional private branch exchanges, or PBXs, but may be purchased and installed separately.

As businesses seek capabilities beyond those of traditional PBXs to meet today's communication needs, they have recently begun to purchase server-based telecommunications systems in place of traditional PBXs. These new systems, which are generally based on open hardware and software standards, provide switching between communications lines, basic telephony services such as placing and receiving calls, multi-media messaging, web-based administration and computer telephony integration, or CTI, applications, which integrate computer and telephone systems. Server-based telecommunications systems that provide these functions over the PSTN are commonly known as server-based PBX systems. Systems that provide these functions over networks that use the Internet Protocol, or IP, are commonly known as IP-based PBX systems. IP is a standard format for the delivery of information over corporate intranets and the Internet. Our server-based telecommunications systems combine the attributes of these two types of systems and allow small to medium-sized businesses to communicate over both the PSTN and the Internet, providing these businesses with a telecommunications solution for the Internet era.

We are a leader in the server-based PBX market and have been shipping our products since July 1996. We sell our server-based telecommunications systems through our network of over 400 dealers and distributors, including Ingram Micro Inc. and Tech Data Corporation. We also sell our systems through original equipment manufacturers, or OEMs, such as Nitsuko Corporation in Japan. We have joint marketing agreements with Compaq Computer Corporation and Hewlett-Packard Company.

Our objective is to extend our leadership position in the server-based PBX market and expand our current position in the IP-based PBX market. We intend to achieve this goal by:

 .  increasing our brand name recognition;

 .  expanding our distribution channels;

 .  establishing relationships with technology and strategic partners;

 .  targeting key markets worldwide; and

 .  enhancing technology leadership in server-based telecommunications.

                                  The Offering

 Common stock offered by AltiGen ................     shares

 Common stock to be outstanding after the
  offering.......................................     shares

 Use of proceeds................................. General corporate purposes, including working capital


 Proposed Nasdaq National Market symbol.......... ATGN

The number of shares outstanding is based on shares outstanding as of March 31, 1999, excluding 2,716,844 shares that are issuable upon exercise of outstanding options at a weighted average exercise price of $0.60 per share.

                   Summary Consolidated Financial Information
                     (in thousands, except per share data)

                                                                  Six Months
                           Fiscal Year Ended September 30,      Ended March 31,
                         -------------------------------------  ----------------
                            1995      1996     1997     1998     1998     1999
                         ----------- -------  -------  -------  -------  -------
                         (Unaudited)                              (Unaudited)
Consolidated Statements
 of Operations Data:
Revenues, net...........       --    $   229  $ 1,379  $ 3,890  $ 1,510  $ 2,356
Gross profit (loss).....       --         (9)     339    1,370      323    1,133
Loss from operations....   $(1,101)   (1,755)  (3,325)  (4,041)  (1,921)  (3,492)
Net loss................   $(1,068)  $(1,631) $(3,119) $(3,795) $(1,832) $(3,293)
                           =======   =======  =======  =======  =======  =======
 Basic net loss per
  share.................   $ (1.06)  $ (1.28) $ (2.34) $ (2.75) $ (1.37) $ (1.91)
                           =======   =======  =======  =======  =======  =======
 Shares used in comput-
  ing basic net loss
  per share.............     1,007     1,272    1,330    1,378    1,339    1,721
 Unaudited pro forma ba-
  sic net loss
  per share.............                               $ (0.29) $ (0.15) $ (0.23)
 Shares used in comput-
  ing unaudited
  pro forma basic net
  loss per share........                                13,069   12,496   14,493

                                                                 March 31, 1999
                                                                 ---------------
                                                                           As
                                                                 Actual Adjusted
                                                                 ------ --------
                                                                   (Unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents....................................... $4,243
Working capital.................................................  5,243
Total assets....................................................  8,521
Total shareholders' equity .....................................  6,102

See Note 2 of the Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing per share data.

The pro forma numbers give effect to the conversion of all preferred stock
outstanding. The as adjusted numbers give effect to the sale of       shares of
common stock offered by this prospectus at an assumed public offering price of
$      per share, after deducting the estimated underwriting discount and the estimated offering expenses payable by us and the application of the estimated net proceeds from this offering.

                                  Risk Factors

You should carefully consider the following factors and other information in this prospectus before deciding to invest in the shares. The risks and uncertainties described below are not the only ones we face. If any of these risks and uncertainties occurs, our business, operating results and financial condition could be seriously harmed. In addition, the trading price of our common stock could decline due to any of these risks and uncertainties, and you may lose all or part of your investment. Additional risks and uncertainties that are not presently known to us or that we currently believe are immaterial may also impair our business, financial condition or operating results.

This prospectus contains forward-looking statements that involve risks and uncertainties, including those set forth below. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of risks and uncertainties discussed below or in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus.

We have a history of losses and expect to incur future losses

We have experienced operating losses since our inception. As of March 31, 1999, we had an unaudited accumulated deficit of $13.0 million. We expect to incur operating losses for the foreseeable future, and these losses may be substantial. Further, we expect our operating cash flows to be negative for the foreseeable future. Because we expect increased expenditures for product development and general and administrative expenses, and substantial increases in sales and marketing expenses, we will need to increase revenues significantly to achieve profitability and positive operating cash flows. Even if we do achieve profitability and positive operating cash flows, we may not be able to sustain or increase profitability or positive operating cash flows on a quarterly or annual basis.

We have a limited operating history, which makes it difficult to evaluate our business

We shipped our first products in July 1996. As a result of our limited operating history, we have limited financial data that you can use to evaluate our business. You must consider our prospects in light of the risks, expenses and challenges we might encounter because we are at an early stage of development in a new and rapidly evolving market. To address these risks and achieve profitability and increased sales levels, we must:

 . establish and increase market acceptance of our technology, products and systems;

 .  expand our network of distributors, dealers and OEMs;

 . introduce products and systems incorporating our technology and enhancements to our product applications on a timely basis;

 .  respond effectively to competitive pressures; and

 .  successfully market and support our products and systems.

We may not successfully meet any of these challenges, and our failure to do so will seriously harm our business and results of operations. In addition, because of our limited operating history, we have limited insight into trends that may emerge and negatively affect our business.

Our operating results fluctuate, making future operating results difficult to predict

Our quarterly and annual operating results have varied significantly in the past and will likely vary significantly in the future. A number of factors, many of which are beyond our control, may cause our operating results to vary, including:

 . our ability to develop, market and sell new products and enhancements on a timely basis;

 .  changes in pricing by us or our competitors;

 .  the introduction of products and services by our competitors;

 .  our sales cycle, which may vary substantially from customer to customer;

 . unfavorable changes in the prices and delivery of the components we purchase;

 . the loss of any single significant distributor, such as Ingram Micro or Tech Data;

 . the size and timing of orders for our products, which may vary depending on the season, and the contractual terms of those orders;

 . the size and timing of our expenses, including operating expenses and expenses of developing new products and product enhancements;

 . the ability of our distributors and dealers to sell and deliver our products;

 . the availability, price and reliability of key components sole-sourced from third party vendors;

 . deferrals of customer orders in anticipation of new products, services, or product enhancements introduced by us or by our competitors;

 . our ability to attain and maintain production volumes and quality levels for our products;

 .  costs we may incur if we become involved in future litigation; and

 .  general domestic and global economic conditions.

In addition, our expense levels are based in part on expectations of future sales. If our sales do not meet expectations, it will be difficult for us to reduce our expenses quickly, and consequently our operating results may suffer.

In addition, our dealers often require immediate shipment and installation of our products. As a result, we have historically operated with limited backlog, and our sales and operating results in any quarter depend primarily on orders booked and shipped during that quarter.

Any of the above factors could harm our business, financial condition and results of operations. We believe that period-to-period comparisons of our results of operations are not meaningful, and you should not rely upon them as indicators of our future performance.

Our market is highly competitive and we may not have the resources to compete adequately

The server-based telecommunications systems market is new, rapidly evolving and highly competitive. We expect competition to intensify in the future as existing competitors develop new products and new competitors to enter the market. We believe that a critical component to success in this market is the ability to establish and maintain strong partners and customer relationships with a wide variety of domestic and international providers. If we fail to establish or maintain these relationships, we will be at a serious competitive disadvantage.

We face competition from companies providing traditional PBX systems, principally Lucent Technologies and Nortel Networks. We also compete against providers of server-based PBXs, including Picazo Communications, Inc. and Artisoft, Inc. We potentially face competition from companies such as Shoreline

Teleworks, Inc., NBX Corporation, acquired by 3Com Corporation, and Selsius Systems, acquired by Cisco Systems, Inc., as well as any number of future competitors. Many of our competitors are substantially larger than we are and have significantly greater name recognition, financial, sales and marketing, technical, customer support, manufacturing and other resources. These competitors may also have more established distribution channels and stronger relationships with service providers. These competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products. These competitors may enter our existing or future markets with solutions that may be less expensive, provide higher performance or additional features or be introduced earlier than our solutions. Given the market opportunity, we also expect that other companies may enter our market with better products and technologies. If any technology that is competing with ours is more reliable, faster, less expensive or has other advantages over our technology, then the demand for our products and services could decrease.

We expect our competitors to continue to improve the performance of their current products and introduce new products or new technologies. Successful new product introductions or enhancements by our competitors could reduce the sales or market acceptance of our products and services, increase price competition or make our products obsolete. To be competitive, we must continue to invest significant resources in research and development, sales and marketing and customer support. We may not have sufficient resources to make these investments or to make the technological advances necessary to be competitive, which in turn will cause our business to suffer.

Losing either of our two key distributors would harm our business. We also need to establish and maintain relationships with additional distributors and original equipment manufacturers

Sales through our two key distributors, Ingram Micro Inc. and Tech Data Corporation, accounted for 47.4% of our revenues in the six months ended March 31, 1999. Our business and operating results will suffer if either of these distributors does not continue distributing our products, fails to distribute the volume of our products that they currently distribute or fails to expand our customer base. We also need to establish and maintain relationships with additional distributors and original equipment manufacturers. We may not be able to establish, or successfully manage, relationships with additional distribution partners. In addition, our agreements with distributors typically provide for termination by either party upon written notice to the other party. For example, our agreement with Tech Data provides for termination, with or without cause, by either party upon 30 days' written notice to the other party, or upon insolvency or bankruptcy. Generally, these agreements are non-exclusive and distributors sell products that compete with ours. If we fail to establish or maintain relationships with distributors and original equipment manufacturers, our ability to increase or maintain our sales and our customer base will be substantially harmed.

We rely on sole-sourced components and third-party technology and products; if these components are not available, our business may suffer

We purchase technology from third parties that is incorporated into our products. We incorporate the following sole-sourced components in our products:

 . Mitel Corporation's chip that supports Multi-Vendor Integration Protocol, or MVIP. This chip is included in all of our boards and is particularly important because it is the means by which our boards communicate with each other to enable our products to function correctly;

 . Texas Instruments' digital signal processor, or DSP, for our Triton family of boards and our Integrated Services Digital Network Basic Rate Interface board, or ISDN BRI board. Although sales of these boards are an insignificant portion of our revenue to date, we expect that they will represent an increasing percentage of our revenues in the future.

 . PMC Sierra, Inc.'s T1 is a single-source chip for our Triton T1 board. We have only recently begun shipping this board, and sales of these boards have been an insignificant portion of our revenue to date, but we expect that they will represent an increasing percentage of our revenues in the future.

Lead times for materials and components used in the assembly of our products vary significantly, and depend on factors such as the specific supplier, contract terms, and demand for a component at a given time. If orders do not match forecasts, we may have excess or inadequate inventory of certain materials and components, which may seriously harm our business, financial condition and results of operations.

We order sole-sourced components by way of purchase orders and do not have supply contracts for them. If we were unable to purchase an adequate supply of these sole-source components on a timely basis, we would be required to develop alternative solutions. This could entail qualifying an alternative source or redesigning our products based on different components. We may face these types of problems and delays in the future. Our inability to obtain these sole-source components could significantly delay shipment of our products, which could have a negative effect on our business, financial condition and results of operations.

Our success depends on market acceptance of server-based telecommunications systems

The market for server-based telecommunications systems is relatively new and rapidly evolving. Businesses have invested substantial resources in existing telecommunications infrastructure, including proprietary PBXs, and may be unwilling to replace these systems in the near-term or at all. Furthermore, the transmission of voice communications over data networks, including the Internet, is limited by the current capabilities of those networks. For example, end users have experienced voice delays and reduced voice quality in calls routed over IP networks. Also, bundling voice and data communications over common networks could cause these transmissions to suffer in the event that networks have insufficient bandwidth. If the market for server-based telecommunications systems does not grow or develops more slowly than we anticipate, our business would suffer.

We rely on dealers to promote, sell, install and support our products and their failure to do so may severely harm our business

We rely on dealers who can provide high quality sales and support services. As with our distributors, we compete with other telecommunications systems providers for our dealers' business, as our dealers generally market competing products. If a dealer promotes a competitor's products to the detriment of our products or otherwise fails to market our products and services effectively, we could lose market share. In addition, the loss of a key dealer or failure of dealers to provide adequate customer service could cause our business to suffer. If we insufficiently train our dealers to sell, install and service our products, our business will suffer.

Software or hardware errors may seriously harm our business and damage our reputation

Users expect telephone systems to provide a high level of reliability. Telephony server products such as ours are inherently complex and may contain undetected software or hardware errors. We have detected and may continue to detect errors and product defects in connection with our installed base of products, new product releases and product upgrades. For example, a small number of our boards failed and were returned. We have replaced these boards and made certain design changes. We cannot be sure that the problem has been fully addressed and that similar or different problems may not occur in existing or new boards in the future. In addition, end users may install, maintain and use our products improperly or for purposes for which they were not designed. These problems may degrade or terminate the operation of our products, which could cause end users to lose telephone service, cause us to incur significant warranty and repair costs, damage our reputation and cause significant customer relations problems. Any significant delay in the commercial introduction of our products due to errors or defects, any design modifications required to correct these errors or defects or any negative effect on customer satisfaction as a result of errors or defects could seriously harm our business, financial condition and results of operations.

Any claims brought because of problems with our products or services could seriously harm our business, financial condition and results of operations. We currently offer a one-year hardware guarantee to end-users. If our products fail within the first year, we face replacement costs. Our insurance policies may not provide sufficient or any coverage should a claim be asserted. In addition, our introduction of products and systems with reliability, quality, or compatibility problems could result in reduced revenues, uncollectible accounts receivable, delays in collecting accounts receivable, warranties and additional costs. Errors might be found in our products and systems after commencement of commercial deployment, resulting in product redevelopment costs and loss of, or delay in, market acceptance. Further we may experience significant product returns in the future. Any of these events could have a material adverse effect on our business, financial condition, and results of operations.

If we do not manage our growth effectively, our business will suffer

We have expanded our operations rapidly since our inception. In order to grow, we will need to expand or enhance our management, manufacturing, research and development, sales and marketing capabilities. We may not be able to hire the management, staffing, or other resources required. We may not be able to install adequate control systems in an efficient and timely manner, and our current or planned operational systems, procedures and controls may not be adequate to support our future operations. Difficulties in installing and implementing new systems, procedures and controls may significantly burden our management and our internal resources. Delays in the implementation of new systems or operational disruptions when we transition to new systems would impair our ability to accurately forecast sales demand, manage our product inventory, and record and report financial and management information on a timely and accurate basis. We may not be successful in managing any future growth.

Our planned expansion in international markets will involve new risks

For the six months ended March 31, 1999, approximately 10.7% of our net revenues were outside of the United States. We intend to expand our international sales and marketing efforts. Our efforts are subject to a variety of risks associated with conducting business internationally, any of which could seriously harm our business, financial condition, and results of operations. These risks include:

 .  import or export licensing and product certification requirements;

 . tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers imposed by foreign countries, especially on technology;

 . potential adverse tax consequences, including restrictions on repatriation of earnings;

 .  seasonal reductions in business activity in parts of the world;

 . fluctuations in foreign currency exchange rates, which could make our products relatively more expensive in foreign markets;

 .  changes in regulatory requirements;

 . burdens of complying with and enforcing a wide variety of foreign laws, particularly with respect to intellectual property and license requirements;

 .  difficulties and costs of staffing and managing foreign operations;

 .  political instability; and

 .  the impact of recessions in economies outside of the United States.

Evolving standards may delay our product introductions, increase our product development costs or cause end users to defer or cancel plans to purchase our products, any of which could adversely effect our business

The standards in our market are still evolving. These standards are designed to ensure that server-based telecommunication products from different manufacturers can operate together. Some of these standards are proposed by other participants in our market, including some of our competitors, and include proprietary technology. In recent years, these standards have changed, and new standards have been proposed, in response to developments in our market. Our failure to conform our products to existing or future standards may limit their acceptance by market participants. We may not anticipate which standards will achieve the broadest acceptance in our market in the future, and we may take a significant amount of time and expense to adapt our products to these standards. We may also have to pay additional royalties to developers of proprietary technologies that become standards in our market. These delays and expenses may seriously harm our results of operations. In addition, customers and users may defer or cancel plans to purchase our products due to concerns about the ability of our products to conform to existing standards or to adapt to new or changed standards, and this could seriously harm our results of operations.

Our market is subject to rapid technological change; if we do not keep up with this change our business may not grow

The market for server-based telecommunications systems is subject to:

 .  rapid technological change;

 .  frequent new product introductions;

 .  changing customer requirements for new products and features; and

 .  multiple, competing and evolving industry standards.

In particular, we expect that increasing acceptance of IP-based communications systems will require us to rapidly develop and adapt our products to remain competitive. For example, the open architectural standards for the data network, over which businesses send their data communications, are not universally followed. We must therefore decide which open standards to use with our products and determine which application programs are most popular. As a result, the life cycles of our products are difficult to estimate. To be competitive, we will need to develop and market new products and product enhancements that respond to technological changes or evolving industry standards on a timely and cost-effective basis. Introduction of new products could require us to write off existing inventory as obsolete. Our failure to produce technologically competitive products and product enhancements in a cost-effective manner and on a timely basis would seriously harm our business, financial condition and results of operations.

Without additional qualified personnel, our business will suffer

We depend, in large part, on our ability to attract and retain highly skilled personnel, particularly engineers, sales personnel and marketing personnel. We need highly trained technical personnel to design and support our server-based telecommunications systems. In addition, we need highly trained sales and marketing personnel to expand our marketing and sales operations in order to increase market awareness of our products and generate increased revenues. Competition for highly trained personnel is intense, especially in the San Francisco Bay area where most of our operations are located. We cannot be certain that we will be successful in our recruitment and retention efforts. If we fail to attract or retain qualified personnel or suffer from delays in hiring required personnel, our business, financial condition and results of operations may be seriously harmed.

We may face infringement issues that could harm our business

We cannot be certain that our products do not, or will not, infringe patents, trademarks, copyrights or other intellectual property rights held by third parties. We may be subject to claims relating to the intellectual property of others in the ordinary course of business.

Generally, litigation related to these claims may be necessary to determine the scope and validity of others' proprietary rights, to enforce any patents issued to us or to prevent unauthorized use of our proprietary information by third parties. This litigation could be costly and time consuming. An adverse outcome could limit our ability to prevent third parties from using information or technology that we consider proprietary, subject us to significant liabilities to third parties, require us to obtain licenses from third parties or require us to cease sales of one or more of our products and possibly alter the design of those products, any of which could materially harm our business. Any licenses required under any other third-party patents or proprietary rights may not be available on acceptable terms, if at all. We believe that an increasing portion of our revenues in the future will come from sales of software applications for our hardware products. The software market has traditionally experienced widespread unauthorized reproduction of products in violation of developers' intellectual property rights. This activity is difficult to detect, and legal proceedings to enforce developers' intellectual property rights are often burdensome and involve a high degree of uncertainty and substantial costs.

Our business may be affected by government regulation and legal uncertainties

At present, there are few laws or regulations that specifically address access to or commerce on the Internet, including the transmission of voice over IP. In April 1998, the Federal Communications Commission submitted a report to Congress stating that it may regulate certain Internet services if it determines that such Internet services are functionally equivalent to conventional telecommunications services. The increasing growth of the IP telephony market and popularity of IP telephony products and services, however, heighten the risk that national governments will seek to regulate the transmission of voice communications over networks such as the Internet. In addition, large and sophisticated telecommunications companies may devote substantial lobbying efforts to influence the regulation of the IP telephony market so as to benefit their interests, which may be contrary to our interests. These regulations may include, for example, assessing access or settlement charges, imposing tariffs or imposing regulations based on encryption concerns or the characteristics and quality of products and services. We cannot predict the impact, if any, that future legislation, legal decisions or regulations concerning the Internet may have on our business, financial condition or results of operations.

In addition, many countries have standards for safety and other certifications that must be met for our products to be legally sold in those countries.We cannot guarantee for all countries or for any individual country that our products currently meet such standards or that our products will meet any future standards. If our products cannot meet such standards, our business, financial condition and results of operations could be seriously harmed.

We sell through dealers and distributors, which limits our ability to control the timing of our sales

We do not recognize revenue from the sale of our products to our distributors until these products are sold to either dealers or end users. We have limited or no control over the timing of product sales to dealers and end users. Our lack of control over the revenue which we recognize from our disributors' sales to dealers and end users limits our ability to predict revenue for any given period.

Any failure by us to protect our intellectual property could harm our business and competitive position

Our success depends, to a certain extent, upon our proprietary technology. We currently rely on a combination of patent, trade secret, copyright and trademark law, together with non-disclosure and invention assignment agreements, to establish and protect the proprietary rights in the technology used in our products.

Although we have filed patent applications, we are not certain that our patent applications will result in the issuance of patents, or that any patents issued will provide commercially significant protection to our technology. In addition, others may independently develop substantially equivalent proprietary information not covered by patents to which we own rights, may obtain access to our know-how, or may claim to have issued patents that prevent the sale of one or more of our products. Also, it may be possible for third parties to obtain and use our proprietary information without our authorization. Further, the laws of some countries, such as those in Japan, one of our target markets, may not adequately protect our intellectual property or may be uncertain. Our success also depends on trade secrets that cannot be patented and are difficult to protect.

If we fail to protect our proprietary information effectively, or if third parties use our proprietary technology without authorization, our competitive position and business will suffer.

We face risks associated with the assembly of our products

We perform final assembly, software installation and testing of our products at our facility in Fremont, California. Our facilities are located on or near known earthquake fault zones and are vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures and similar events. If such a disaster occurs, our ability to perform final assembly, software installation and testing of our products at our facilities would be seriously, if not completely, impaired. If we were unable to identify and qualify an alternative location for or provider of these functions in a timely and cost-effective manner, our business, financial condition and results of operations would suffer. We cannot be sure that the insurance we maintain against fires, floods, earthquakes and general business interruptions will be adequate to cover our losses in any particular case.

Based on volume or customer requirements, we may begin outsourcing some assembly and test functions. In addition, we may determine that we need to establish assembly and test operations overseas to better serve our international customers. Establishing overseas assembly and test operations may be more difficult or take longer than we anticipate. This outsourcing strategy involves certain risks, including the potential lack of adequate capacity and reduced control over delivery schedules, manufacturing yield, quality, and costs. In the event that any significant subcontractor were to become unable or unwilling to continue to manufacture or test our products in the required volumes, we would have to identify and qualify acceptable replacements. Finding replacements could take time, and we cannot be sure that additional sources would be available to us on a timely basis. Any delay or increase in costs in the assembly and testing of products by third-party subcontractors could seriously harm our business, financial condition, and results of operations.

We may need to raise additional capital, but the availability of additional financing is uncertain

We expect the net proceeds from this offering and recent private equity financings to be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. Subsequently, we may need to raise additional funds, and additional financing may not be available on favorable terms, or at all. We may also require additional capital to acquire or invest in complementary businesses or products, or obtain the right to use complementary technologies. If we cannot raise funds, if needed, on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements, which could seriously harm our business, financial condition, and results of operations. If additional funds are raised through the issuance of equity securities, the net tangible book value per share may decrease, the percentage ownership of then current stockholders may be diluted, and these equity securities may have rights, preferences or privileges senior to those of the holders of our outstanding securities.

We face year 2000 risks

Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, within this year, computer systems and software, used by many companies may need to be upgraded to comply with these "Year 2000" requirements. Our failure to complete implementation of the required changes to address Year 2000 requirements prior to the year 2000 might result in significant difficulties in our administration of management information systems and consequently have a material adverse effect on our business, financial condition and results of operations. We have not yet completed a review of the preparations of all of our major suppliers, distributors and shippers to meet the Year 2000 requirements. We therefore do not have a basis to assess the impact, if any, that the Year 2000 requirements will have on our suppliers, distributors, dealers and other shippers and consequently on us. Failure by our suppliers, distributors, dealers and shippers and other parties with which we do business to address Year 2000 requirements could negatively affect our ability to distribute products for some period of time and otherwise disrupt our business operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance" for a more complete discussion of these matters.

Our certificate of incorporation and bylaws and Delaware law will contain provisions that could deter takeovers and prevent you from receiving a premium for your shares

Provisions of our certificate of incorporation, our bylaws and Delaware law (upon our reincorporation in Delaware) could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. For example, our certificate of incorporation to be effective upon the closing of this offering will provide that our board may issue up to 5,000,000 shares of preferred stock without stockholder approval. See "Description of Capital Stock" for a more complete discussion of these matters.

There is currently no public market for our common stock, and our stock price may be volatile, exposing us to securities class action litigation

Prior to this offering, you could not buy or sell our common stock in a public market. An active public market for our common stock may not develop or be sustained after this offering. Although the initial public offering price will be fixed, the market price for our common stock will vary from the initial offering price after this offering. The market price of our common stock may fluctuate significantly, which is particularly common among high technology companies. Factors which may contribute to such fluctuations, some of which are beyond our control, include:

 . failure to meet the published expectations of securities analysts for a given quarterly period;

 . changes in financial estimates of our revenue and operating results by securities analysts;

 .  variations in quarterly operating results;

 . loss of or decrease in sales to a major customer or failure to complete significant transactions;

 . announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

 . introductions of new products or new pricing policies by us or our competitors;

 .  changes in market values of comparable companies;

 . any future sales by us, or any of our officers, directors or affiliates, of common stock or other securities;

 .  additions or departures of key personnel; and

 .  commencement of our involvement in litigation.

The stock market in general, and the stock prices of Internet-related companies in particular, have recently experienced extreme volatility, which has often been unrelated to the operating performance of any particular company or companies. Our stock price could decline below our initial public offering price regardless of our actual operating performance. In the past, securities class action litigation has often been brought against companies following periods of volatility in their stock prices. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert our management's time and resources, which could harm our business, financial condition, and operating results. In addition, an active market for our stock may not develop after this offering.

Our management may not use the proceeds of this offering effectively

Our management has broad discretion over the use of a substantial portion of the proceeds of this offering. Accordingly, it is possible that our management may allocate the proceeds differently than investors in this offering would have preferred, or that we will fail to maximize our return on the proceeds.

Investors will incur immediate dilution because the initial public offering price of a share of our stock will exceed its book value

The initial public offering price of our common stock will be substantially higher than the book value per share of the outstanding common stock immediately after the offering. If you purchase common stock in this offering, you will incur immediate dilution of approximately in the book value per share of common stock from the price you pay. This calculation assumes you purchase the common stock for per share. See "Dilution."

Substantial future sales of our common stock in the public market may depress our stock price

Our current stockholders hold a substantial number of shares, which they will be able to sell in the public market in the near future. All of the shares sold in this offering will be freely tradeable, with the other shares outstanding, based on the number of shares outstanding as of
         , 1999, being restricted securities as defined in Rule 144 of the
Securities Act of 1933. Approximately            of these restricted shares
will be freely tradeable beginning 180 days after the effective date of this offering, and the remainder will become freely tradeable at various times thereafter. Sales of a substantial number of shares of our common stock after this offering could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock. See "Shares Eligible for Future Sale."

Our officers and directors and their affiliates will exercise significant control

Upon completion of this offering, our executive officers and directors and
their affiliates will beneficially own, in the aggregate, approximately      %
of our outstanding common stock. As a result, these stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could delay or prevent someone from acquiring or merging with us. See "Principal Stockholders."

                           Forward-Looking Statements

Some of the information in this prospectus contains forward-looking statements within the meaning of the federal securities laws. These statements include, among others, statements regarding the following: expected product revenues as a percentage of sales, expense levels, use of proceeds, liquidity and expansion strategy and possible effects of changes in government regulation. These statements may be found under "Prospectus Summary," "Risk Factors," "Business," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations." Forward-looking statements typically are identified by use of terms such as "may", "will", "expect", "anticipate", "intend", "estimate", and similar words, although some forward-looking statements are expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including insufficient capital resources, inability to integrate acquired businesses successfully, adverse economic conditions and unanticipated difficulties in product development. You should also consider carefully the statements under "Risk Factors" and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements.

                                Use of Proceeds

We estimate that the net proceeds from the sale of the shares of common stock
we are offering will be approximately $        . If the underwriters fully
exercise the over-allotment option, the net proceeds of the shares we sell will
be $      . "Net proceeds" is what we expect to receive after paying the underwriting discount and other expenses of the offering. For the purpose of estimating net proceeds, we are assuming that the initial public offering price
will be $   per share.

We intend to use the net proceeds of this offering for working capital and general corporate purposes. We may also use a portion of the net proceeds for potential acquisitions of business or technologies that are complementary to our business, although we have no current agreements or commitments in this regard.

The timing and amount of our actual expenditures will be based on many factors, including the status of our research and development efforts and cash flow from operations.

Until we use the net proceeds of the offering, we intend to invest the funds in short-term, investment grade, interest-bearing securities.

                                Dividend Policy

We have never declared or paid any cash dividends on our capital stock. We currently expect to retain future earnings, if any, to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future.

                                 Capitalization

The following table shows:

 . The capitalization of AltiGen on March 31, 1999, as a California corporation.

 .  The capitalization of AltiGen on March 31, 1999, assuming the completion
    of the offering at an assumed initial public offering price of $    per
    share and the receipt of the net proceeds of the offering.

You should read the following table with our consolidated financial statements and related notes included elsewhere in this prospectus.

                                                              March 31, 1999
                                                             ------------------
                                                                          As
                                                              Actual   Adjusted
                                                             --------  --------
                                                              (in thousands)
   Short-term debt.........................................  $    378  $
                                                             ========  ========
   Shareholders' equity:
    Common stock; no par value; 40,000,000 shares
     authorized, 1,985,165 shares issued and outstanding,
     actual; 60,000,000 shares authorized, 14,757,255
     shares issued and outstanding, as adjusted............     2,152
    Convertible preferred stock; no par value; 20,000,000
     shares authorized, 12,772,090 shares issued and
     outstanding, actual, 5,000,000 shares authorized, no
     shares issued and outstanding, as adjusted............    18,882       --
    Deferred stock compensation............................    (1,938)   (1,938)
    Accumulated deficit....................................   (12,994)  (12,994)
                                                             --------  --------
     Total shareholders' equity............................     6,102
                                                             --------  --------
       Total capitalization................................  $  6,102  $
                                                             ========  ========

This table excludes 2,716,844 shares of common stock issuable upon exercise of outstanding options as of March 31, 1999, at a weighted average price of $0.60 per share.

                                    Dilution

AltiGen's net tangible book value on March 31, 1999 was approximately $
or      per share. "Net tangible book value" is total assets minus the sum of liabilities and intangible assets. "Net tangible book value per share" is net tangible book value divided by the total number of shares outstanding before the offering.

After giving effect to adjustments relating to the offering, AltiGen's pro
forma net tangible book value on March 31, 1999, would have been $      or
$      per share. The adjustments made to determine pro forma net tangible book value per share are the following:

 . An increase in the total assets to reflect the net proceeds of the offering as described under "Use of Proceeds" assuming that the initial
    public offering price will be $       per share.

 . The addition of the number of shares offered by this prospectus to the number of shares outstanding.

The following illustrates the pro forma increase in net tangible book value of
$       per share and the dilution (the difference between the offering price per share and net tangible book value per share) to new investors:

   Assumed initial public offering price per share.................       $
   Net tangible book value per share as of             ............ $
   Increase in net tangible book value per share attributable to the offering...................................................
                                                                    -----
   Pro forma net tangible book value per share as of
    after giving
    effect to the offering.........................................
                                                                          -----
   Dilution per share to new investors in the offering.............       $
                                                                          =====

The following table shows the difference between existing stockholders and new investors with respect to the number of shares purchased from AltiGen, the total consideration paid and the average price paid per share. The table
assumes that the initial public offering price will be $   per share.

                                                       Total
                                Shares Purchased   Consideration
                                ---------------- ----------------- Average Price
                                 Number  Percent  Amount   Percent   Per Share
                                -------- ------- --------- ------- -------------
   Existing stockholders.......                % $               %     $
   New investors...............
                                --------  -----  ---------  -----
     Total.....................           100.0% $          100.0%
                                ========  =====  =========  =====

The table above assumes no exercise of any stock options outstanding as of March 31, 1999. As of March 31, 1999, there were options outstanding to purchase 2,716,844 shares of common stock at the weighted average exercise price of $0.60 per share. To the extent any of these options are exercised, there will be further dilution to investors. See "Capitalization," "Management--Employee Benefit Plan," "Description of Capital Stock" and Note 5 of Notes to Consolidated Financial Statements.

                      Selected Consolidated Financial Data

This section presents selected historical financial data of AltiGen, as a California corporation. You should read carefully the financial statement included in this prospectus, including the notes to the financial statements. The selected data in this section are not intended to replace the financial statements.

AltiGen derived the consolidated statement of operations data for the year ended September 30, 1995 and consolidated balance sheet data as of September 30, 1995 from our unaudited consolidated financial statements that are not included in this prospectus. AltiGen derived the consolidated statement of operations data for the years ended September 30, 1996, 1997 and 1998, and consolidated balance sheet data as of September 30, 1997 and 1998 from the audited consolidated financial statements in this prospectus. Those financial statements were audited by Arthur Andersen LLP, independent public accountants. AltiGen derived the consolidated balance sheet data as of September 30, 1996 from audited consolidated financial statements that are not included in the prospectus. AltiGen derived the consolidated statement of operations data for the six months ended March 31, 1998 and 1999, and consolidated balance sheet data as of March 31, 1999 from the unaudited consolidated financial statements included in this prospectus. AltiGen's management believes that the unaudited historical financial statements contain all adjustments needed to present fairly the information included in those statements, and that the adjustments made consist only of normal recurring adjustments. Results for the six months ended March 31, 1999 are not necessarily indicative of the results for the year or for any future period.

                                                                      Six Months
                               Fiscal Year Ended September 30,      Ended March 31,
                             -------------------------------------  ----------------
                                1995      1996     1997     1998     1998     1999
                             ----------- -------  -------  -------  -------  -------
                             (Unaudited)                              (Unaudited)
                                    (in thousands, except per share data)
   Consolidated Statement
    of Operations Data:
   Revenues, net...........        --    $   229  $ 1,379  $ 3,890  $ 1,510  $ 2,356
   Cost of revenues........        --        238    1,040    2,520    1,187    1,223
                               -------   -------  -------  -------  -------  -------
    Gross profit (loss)....        --         (9)     339    1,370      323    1,133
                               -------   -------  -------  -------  -------  -------
   Operating expenses:
    Research and develop-
     ment..................    $   700       753    1,498    1,927      799    2,036
    Sales and marketing....         72       446    1,448    2,770    1,106    1,779
    General and administra-
     tive..................        329       547      718      675      339      702
    Deferred stock compen-
     sation ...............        --        --       --        39      --       108
                               -------   -------  -------  -------  -------  -------
     Total operating ex-
      penses...............      1,101     1,746    3,664    5,411    2,244     4625
                               -------   -------  -------  -------  -------  -------
   Loss from operations....     (1,101)   (1,755)  (3,325)  (4,041)  (1,921)  (3,492)
                               -------   -------  -------  -------  -------  -------
   Interest and other in-
    come, net..............         33       124      206      246       89      199
                               -------   -------  -------  -------  -------  -------
   Net loss................    $(1,068)  $(1,631) $(3,119) $(3,795) $(1,832) $(3,293)
                               =======   =======  =======  =======  =======  =======
    Basic net loss per
     share.................    $ (1.06)  $ (1.28) $ (2.34) $ (2.75) $ (1.37) $ (1.91)
                               =======   =======  =======  =======  =======  =======
    Shares used in comput-
     ing basic net loss per
     share.................      1,007     1,272    1,330    1,378    1,339    1,721

                                       September 30,
                            -------------------------------------  March 31,
                               1995      1996     1997     1998       1999
                            ----------- -------  -------  -------  ----------
                            (Unaudited)                            (Unaudited)
                                            (in thousands)
   Consolidated Balance
    Sheet Data:
   Cash, cash equivalents
    and short term invest-
    ments..................   $ 1,768   $ 3,152  $ 3,093  $ 8,057   $  4,243
   Working capital.........     1,948     3,501    3,535    8,698      5,243
   Total assets............     2,076     3,762    4,714   11,269      8,521
   Convertible preferred
    stock..................     3,159     6,348    9,671   18,882     18,882
   Accumulated deficit.....    (1,156)   (2,787)  (5,906)  (9,701)   (12,994)
   Total shareholders' eq-
    uity (deficit).........    (2,020)    3,763    3,787    9,251      6,102

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

You should read this discussion with the financial statements and other financial information included in the prospectus. The following discussion contains forward-looking statements. Our actual results may differ materially from those discussed in these forward-looking statements. Factors that may cause future results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those discussed in "Risk Factors," the following paragraph and elsewhere in this prospectus.

Overview

We are a leading provider of server-based telecommunications systems. We were incorporated in May 1994 and began operations in July 1994. From inception through July 1996, we were a development stage company and had no revenues. During this period, our operating activities consisted primarily of developing our initial product, recruiting personnel, raising capital and building our corporate infrastructure. We first recognized revenues from product sales of our Quantum board and AltiWare software in July 1996. We generated net revenues of $229,000 in fiscal year 1996, $1.4 million in fiscal year 1997 and $3.9 million in fiscal year 1998. As of March 31, 1999, we had an accumulated deficit of $13.0 million.

We derive our revenues from sales of our AltiServ system, which includes Quantum boards, Triton boards and AltiWare software. Software sales currently make up less than 10% of our net revenues. Although we cannot assure you that this will be the case, we currently anticipate that software sales will comprise a greater portion of our net revenues in the future. Product revenues consist of sales to end users (including dealers) and to distributors. Revenues from product sales to end users are recognized upon shipment. We defer recognition of sales to distributors until such distributors resell our products to their customers. Under our distribution contracts, a distributor has the right in some circumstances to return products it determines are overstocked, so long as it provides an offsetting purchase order for products in an amount equal to or greater than the dollar value of the returned products. In addition, we afford distributors protection from subsequent price reductions.

We market and sell our products primarily through a small number of our distributors and a network of over 400 dealers worldwide. In fiscal year 1998, distributor Tech Data accounted for 24.4% of our net revenues, and distributor Ingram Micro accounted for 3.1% of our net revenues. For the six months ended March 31, 1999, Tech Data accounted for 26.9% of our net revenues and Ingram Micro accounted for 20.5% of our net revenues. To date, we have sold only a small amount of our products to original equipment manufacturers, or OEMs, but we currently anticipate that sales to OEMs could account for a significant portion of our sales in the future. For the six months ended March 31, 1999, sales to customers outside the United States accounted for approximately 10.7% of net revenues. We currently anticipate that international sales will account for an increasing portion of our sales in the future.

Our cost of revenues consists of component and material costs, direct labor costs, provisions for excess and obsolete inventory, warranty costs and overhead related to manufacturing our products. Software sales typically carry a higher gross margin than hardware sales.

In connection with stock option grants, we recorded deferred stock compensation on our consolidated balance sheets of $155,000 in fiscal year 1998 and $1,930,000 in fiscal year 1999, respectively. Deferred stock compensation expense reflects the amortization of stock compensation charges resulting from granting stock options at prices below the deemed fair value of our common stock. These amounts are being amortized using the straight line method over the vesting period of the stock options. Of the total deferred stock compensation, approximately $39,000 was amortized in fiscal year 1998. We will amortize approximately $369,000 of this deferred stock compensation in fiscal year 1999, $521,000 in fiscal year 2000, $521,000 in fiscal year 2001, $483,000 in fiscal year 2002 and $152,000 in fiscal year 2003.

We have experienced operating losses and negative cash flows from operations in each quarterly and annual period since our inception and we currently expect to continue to incur losses for the foreseeable future. We have not recognized any future tax benefits of our cumulative net operating losses due to uncertainty as to future realizability.

Results of Operations

The following table sets forth consolidated statements of operations data for the periods indicated as a percentage of net revenues.

                                                              Six Months
                                   Fiscal Year Ended          Ended March
                                     September 30,                31,
                                  ------------------------   ---------------
                                   1996     1997     1998     1998     1999
                                  ------   ------   ------   ------   ------
                                                              (unaudited)
   Consolidated Statements of
    Operations Data:
   Revenues, net................   100.0%   100.0%   100.0%   100.0%   100.0%
   Cost of revenues.............   104.1     75.4     64.8     78.6     51.9
                                  ------   ------   ------   ------   ------
    Gross profit (loss).........    (4.1)    24.6     35.2     21.4     48.1
   Operating expenses:
    Research and development....   328.5    108.7     49.6     52.9     86.4
    Sales and marketing.........   194.3    105.0     71.2     73.2     75.5
    General and administrative..   238.5     52.1     17.3     22.5     29.8
    Deferred stock compensa-
     tion.......................     --       --       1.0      --       4.6
                                  ------   ------   ------   ------   ------
    Total operating expenses....   761.3    265.8    139.1    148.6    196.3
                                  ------   ------   ------   ------   ------
   Loss from operations.........  (765.4)  (241.2)  (103.9)  (127.2)  (148.2)
   Interest and other income,
    net.........................    54.0     15.0      6.3      5.9      8.5
                                  ------   ------   ------   ------   ------
     Net loss...................  (711.4)% (226.2)%  (97.6)% (121.3)% (139.7)%
                                  ======   ======   ======   ======   ======

Six Months Ended March 31, 1999 Compared to Six Months Ended March 31, 1998

Revenues, net. Revenues consist of sales to end users (including dealers) and to distributors. Net revenues increased to $2.4 million in the first six months of fiscal year 1999 from $1.5 million in the first six months of fiscal year 1998, representing an increase of 56.0%. This change resulted primarily from increased sales of our AltiServ systems. In the first six months of fiscal year 1999, sales to Tech Data accounted for 26.9% of our net revenues and sales to Ingram Micro accounted for 20.5% of our net revenues.

Cost of revenues. Cost of revenues in both the first six months of fiscal year 1999 and the first six months of fiscal year 1998 were approximately $1.2 million. Cost of revenues consists primarily of component and material costs, direct labor costs, provisions for excess and obsolete inventory, warranty costs and overhead related to manufacturing our products. Cost of revenues decreased as a percentage of net revenues in the first six months of fiscal year 1999 compared to the first six months of fiscal year 1998. This decrease was primarily as a result of production efficiencies as well as lower component and overhead costs due to increased production. In addition, the cost of revenues for the first six months of fiscal year 1998 includes a provision for excess and obsolete inventory of $301,000 related primarily to the impact of design changes to our Quantum product. As a result, gross profit increased to $1.1 million in the first six months of fiscal year 1999 from $323,000 in the first six months of fiscal year 1998.

Research and development expenses. Research and development expenses increased to $2.0 million for the first six months of fiscal year 1999 from $799,000 for the first six months of fiscal year 1998. Research and development expenses consist principally of salaries and related personnel expenses, consultant fees and prototype expenses related to the design, development and testing of our products. We expense our research and development costs as incurred. The increase was primarily due to our hiring additional engineers, as well as opening of a research and development office in China, and increases in depreciation and other related charges due to increases in capital spending on design and simulation software. We currently intend to increase research and development expenses in absolute dollars in the forseeable future.

Sales and marketing expenses. Sales and marketing expenses increased to $1.8 million for the first six months of fiscal year 1999 from $1.1 million for the first six months of fiscal year 1998, representing an increase of 60.9%. Sales and marketing expenses consist of compensation, commissions and related costs for personnel engaged in sales and marketing functions, trade show expenses, selling and promotional programs, marketing programs and related expenses. This increase was primarily due to hiring additional sales and marketing personnel, increasing advertising and promotional activities and increasing training to identify and educate new qualified authorized dealers. We currently intend to increase sales and marketing expenses in absolute dollars as we continue to pursue new channels and markets and to promote customer and end-user awareness of the features and benefits of our products.

General and administrative expenses. General and administrative expenses increased to $702,000 for the first six months of fiscal year 1999 from $339,000 for the first six months of fiscal year 1998. General and administrative expenses consist primarily of salaries and related expenses for executive, finance and administrative personnel, recruiting expenses, professional fees and other general corporate expenses. The increase was primarily due to the hiring of additional personnel in our finance and accounting, management information systems and administrative groups, an increase in related facilities expenses and professional services expenses. We currently intend to increase general and administrative expenses in absolute dollars as we add personnel and incur additional costs related to the growth of our business.

Deferred stock compensation expenses. Deferred stock compensation expenses were $108,000 in the first six months of fiscal year 1999. We did not record any deferred stock compensation expenses in the first six months of fiscal year 1998.

Interest and other income, net. Net interest and other income increased to $199,000 in the first six months of fiscal year 1999 from $89,000 in the first six months of fiscal year 1998. This increase was due primarily to higher average cash and cash equivalents balances between periods.

Fiscal Year Ended September 30, 1998 Compared to Fiscal Year Ended September 30, 1997

Revenues, net. Net revenues increased to $3.9 million in fiscal year 1998 from $1.4 million in fiscal year 1997, representing an increase of 182.1%. This increase resulted primarily from increased sales of our Quantum boards and increased sales due to the addition of Tech Data and Ingram Micro as distributors of our products. Sales to Tech Data accounted for 10.0% of our net revenues in fiscal year 1997 and for 24.4% of our net revenues in fiscal year 1998.

Cost of revenues. Cost of revenues increased to $2.5 million in fiscal year 1998 from $1.0 million in fiscal year 1997. This increase was due primarily to increased sales of our products and higher provision for excess and obsolete inventory related primarily to the impact of design changes in our Quantum product, offset by higher volume of lower cost software products and cost reductions in our manufacturing process. As a result, gross profit increased to $1.4 million in fiscal year 1998 from $339,000 in fiscal year 1997.

Research and development expenses. Research and development expenses increased to $1.9 million in fiscal year 1998 from $1.5 million in fiscal year 1997, representing an increase of 28.7%. The increase was primarily related to increases in personnel and personnel related costs and increases in the depreciation and other related charges due to capital spending on design and simulation software.

Sales and marketing expenses. Sales and marketing expenses increased to $2.8 million in fiscal year 1998 from $1.4 million in fiscal year 1997, representing an increase of 91.3%. The increase was primarily due to the hiring of additional sales and marketing personnel as well as increased spending for marketing promotional programs and materials, advertising and trade show expenses.

General and administrative expenses. General and administrative expenses remained relatively flat at $675,000 in fiscal year 1998, compared to $718,000 in fiscal year 1997.

Deferred stock compensation expenses. Deferred stock compensation expenses were $39,000 in fiscal year 1998. We did not record any deferred stock compensation expenses in fiscal year 1997.

Interest and other income, net. Net interest and other income increased to $246,000 in fiscal year 1998 from $206,000 in fiscal year 1997, representing an increase of 19.4%. This increase was due to higher average cash balances in fiscal year 1998 due to our preferred stock financings.

Fiscal Year 1996

We began selling products in July 1996, and net revenues for fiscal year 1996 consisted primarily of sales of our AltiServ system. Cost of revenues of $239,000 exceeded net revenues due to the impact of establishing additional production capacity. Operating expenses generally were high as a percentage of net revenues compared to subsequent periods due primarily to the fact that we incurred operating costs for the full year but sold products only in the last three months of the year. We did not incur any deferred stock compensation expenses in fiscal year 1996. Net interest income of $124,000 primarily represented interest earned on cash balances resulting from preferred stock financings.

Quarterly Results of Operations

The following tables set forth the unaudited consolidated statement of operations data for each of the six quarters ended March 31, 1999, as well as that data expressed as a percentage of our total revenues for the quarters presented. This unaudited quarterly information has been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflects all normal recurring adjustments that we consider necessary for a fair presentation of the information for the periods presented. Operating results for any quarter are not necessarily indicative of results for any future period.

                                                        Quarter Ended
                             ---------------------------------------------------------------------
                             December 31, March 31, June 30,  September 30, December 31, March 31,
                                 1997       1998      1998        1998          1998       1999
                             ------------ --------- --------  ------------- ------------ ---------
                                                        (in thousands)
   Revenues, net...........    $   581      $ 929    $1,049      $ 1,331      $   917     $ 1,439
   Cost of revenues........        670        517       561          772          478         745
                               -------      -----    ------      -------      -------     -------
    Gross profit (loss)....        (89)       412       488          559          439         694
   Operating expenses:
    Research and develop-
     ment..................        371        428       549          579          854       1,182
    Sales and marketing....        477        629       720          944          703       1,076
    General and administra-
     tive..................        166        173       163          173          300         402
    Deferred stock
     compensation..........        --         --        --            39           17          91
                               -------      -----    ------      -------      -------     -------
     Total operating
      expenses.............      1,014      1,230     1,432        1,735        1,874       2,751
                               -------      -----    ------      -------      -------     -------
   Loss from operations....     (1,103)      (818)     (944)      (1,176)      (1,435)     (2,057)
   Interest and other in-
    come, net..............         49         40        50          107           93         106
                               -------      -----    ------      -------      -------     -------
   Net loss................    $(1,054)     $(778)   $ (894)     $(1,069)     $(1,342)    $(1,951)
                               =======      =====    ======      =======      =======     =======
   As a Percentage of Total
    Revenues:
   Revenues, net...........      100.0%     100.0%    100.0%       100.0%       100.0%      100.0%
   Cost of revenues........      115.4       55.6      53.5         58.0         52.1        51.8
                               -------      -----    ------      -------      -------     -------
    Gross profit (loss)....      (15.4)      44.4      46.5         42.0         47.9        48.2
   Operating expenses:
    Research and develop-
     ment..................       63.8       46.1      52.3         43.6         93.1        82.1
    Sales and marketing....       82.1       67.7      68.6         71.0         76.7        74.8
    General and administra-
     tive..................       28.5       18.7      15.6         12.9         32.7        27.9
    Deferred stock
     compensation..........        --         --        --           2.9          1.8         6.3
                               -------      -----    ------      -------      -------     -------
     Total operating
      expenses.............      174.4      132.5     136.5        130.4        204.3       191.1
                               -------      -----    ------      -------      -------     -------
   Loss from operations....     (189.8)     (88.1)    (90.0)      (88.4)       (156.4)     (142.9)
   Interest and other in-
    come, net..............        8.4        4.4       4.7         8.1          10.2         7.3
                               -------      -----    ------      -------      -------     -------
   Net loss................     (181.4)%    (83.7)%   (85.3)%      (80.3)%     (146.2)%    (135.6)%
                               =======      =====    ======      =======      =======     =======

Our net product revenues increased in each of the consecutive quarters, except the quarter ended December 31, 1998, due primarily to the continued acceptance of our AltiServ system and enhancements to that system, as well as the introduction of our Triton boards in March 1999. The seasonal decrease in purchases by our customers in the quarter ended December 31, 1998 was worsened due primarily to a sales promotion during the quarter ended September 30, 1998, which may have resulted in end users accelerating purchases that would otherwise have been made in the December quarter. Our gross profit for the quarter ended December 31, 1997 decreased as a percentage of net revenues due primarily to a change in the design of our Quantum boards that caused us to write-off as obsolete our existing inventory of Quantum boards and related components that could no longer be used for the new design. Our research and development expenses have increased in absolute dollars in each of the consecutive quarters, but have fluctuated as a percentage of net revenues, especially during the first two quarters of fiscal year 1999 as we hired additional engineers to support development of our products. Sales and marketing expenses decreased in absolute terms for the quarter ended December 31, 1998 due primarily to reduced expenses for advertising from seasonal softness in our market.

Liquidity and Capital Resources

Since inception, we have financed our operations primarily from the sale of private equity securities. We have raised an aggregate of $18.9 million, net of offering expenses, through the sale of preferred stock. As of March 31, 1999, we had cash and cash equivalents of $4.2 million.

Net cash used in our operating activities was $3.4 million for the six months ended March 31, 1999, was $3.8 million for fiscal year 1998, $3.1 million for fiscal year 1997, and $1.8 million for fiscal year 1996. Net cash use in operating activities primarily reflected the impact of the net loss for each of the periods.

Net cash provided by investing activities was $622,000 for the six months ended March 31, 1999, which was primarily a result of redemption of short-term investments. Cash (used in) provided by investing activities for fiscal year 1998 was ($388,000), ($1.0 million) for fiscal year 1997 and $641,000 for fiscal year 1996. The relative decrease in cash used for investing activities in the fiscal year 1998 compared to the prior year was primarily due to decreases in the net cash being invested in the year. The relative increase in cash used for investing activities for fiscal year 1997 compared to the prior period was primarily due to an increase in purchases of $207,000 for engineering capital equipment and a decrease in redemption of short-term investments of $2.0 million between the periods.

Net cash provided by financing activities was $36,000 for the six months ended March 31, 1999. Cash provided from financing activities was $9.2 million for fiscal year 1998, $3.3 million in fiscal year 1997 and $3.2 million in fiscal 1996. The increase in cash provided by investing activities for fiscal year 1998 compared to the prior period was primarily due to $1.4 million in net proceeds from our issuance of series C preferred stock and $7.8 million in net proceeds from our issuance of series D preferred stock.

We currently believe that the net proceeds from this offering, together with the existing cash and cash equivalents balances, will provide us with sufficient funds to finance our operations through at least the next twelve months. Our management intends to invest our cash in excess of current operating requirements in short-term, interest-bearing investment-grade securities. Subsequently, we may need to raise additional funds, and additional financing may not be available on favorable terms, if at all. We may also require additional capital to acquire or invest in complementary businesses or products, or obtain the right to use complementary technologies. If we cannot raise funds, if needed, on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements, which could seriously harm our business, financial condition, and results of operations. If additional funds are raised through the issuance of equity securities, the net tangible book value per share may decrease, the percentage ownership of then current stockholders may be diluted, and such equity securities may have rights, preferences or privileges senior to those of the holders of our common stock.

Year 2000 Compliance

The information in this section is a "Year 2000 Readiness Disclosure" as defined in the Year 2000 Information and Readiness Disclosure Act of 1998 and contains forward-looking statements. These statements include, but are not limited to, anticipated costs and the date by which we expect to complete actions and are based on management's current estimates, which are in turn based on assumptions about future events, including, but not limited to, the availability of resources, representations received from third parties and other factors. There can be no guarantee that these estimates will be achieved, and actual results could differ materially from those anticipated. Specific factors that might cause material differences include, but are not limited to, our ability to identify and remediate all relevant systems, results of year 2000 testing, adequate resolution of year 2000 issues by business and other third parties that are service providers, suppliers and customers of ours, unanticipated system costs, the adequacy of and ability to implement contingency plans and similar uncertainties. The forward-looking statements made in this year 2000 discussion speak only as of the date on which these statements are made, and we undertake no obligation to update these forward-looking statements.

Impact of the year 2000 computer problem. The year 2000 computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

To date, we have not experienced any year 2000 issues with any of our internal systems or our products, and we do not expect to experience any of them.

Assessment. The year 2000 problem affects the computers, software and other equipment that we use, operate or maintain for our operations. Accordingly, we have organized a program team responsible for monitoring the assessment and remediation status of our year 2000 issues and reporting to our management. This project team is currently assessing the potential effect and costs of remediating year 2000 issues for our internal systems. To date, we have not obtained independent verification or validation to assure the reliability of our risk and cost estimates because we do not feel that the scope of our program warrants this time and expense.

Internal infrastructure. We believe that we have identified most of the major computers, software applications and related equipment used in connection with our internal operations that will need to be evaluated to determine if they must be modified, upgraded or replaced to minimize the possibility of a material disruption to our business. We are currently assessing the potential impact of year 2000 issues on these computers, equipment and applications. We expect to complete this evaluation by July 1999 and will then begin modifying, upgrading and replacing major systems that we believe have year 2000 issues.

Systems other than information technology systems. In addition to computers and related systems, the operation of office and facilities equipment, such as fax machines, security systems and other common devices may have year 2000 issues. We are currently assessing the potential effect on and the costs of remediating these issues, if any, for our office equipment and our facilities in Fremont, California and Shanghai, China.

Products. We have designed our products to be year 2000 compliant and believe that using our products as documented should not cause any year 2000-related issues. We have tested and intend to continue to test all of our products for year 2000 issues. While we believe our products are year 2000 compliant, it is impractical for us to test our products in every telecommunications systems environment or with all available combinations of our products with components supplied by our customers or other third party suppliers. As a result, there may be situations where the combination of our products working with components supplied by other third parties could result in year 2000 issues.

Costs of remediation. We currently anticipate that our total cost of addressing our year 2000 issues will be $50,000, of which approximately $22,000 has been incurred through March 31, 1999 and expensed to date. We do not have a separate information technology or similar budget. The cost of addressing year 2000 issues will be reported as a general and administrative expense. We have not deferred any material information technology projects due to our year 2000 efforts.

Suppliers. We are contacting with third-party suppliers of components and our key subcontractors used in the manufacturing of our products to identify, and to the extent possible, resolve issues relating to the year 2000 issue. While we expect that we will be able to resolve any significant year 2000 issue identified with these third parties, because we have limited to no control over the actions of these parties, there is no assurance that these third parties will remediate any or all of the year 2000 issues identified. Any failure of any of these third parties to timely resolve year 2000 issues with either their products sold to us, or their systems could have a material adverse effect on our business, operating results and financial condition.

Most likely consequence of year 2000 issues. We expect to identify and resolve all year 2000 issues that could materially adversely affect our business operations. However, for the reasons discussed above, we believe that it is not possible to determine with complete certainty that all year 2000 issues affecting us have been identified or corrected. As a result, we believe that the following consequences are possible:

 . operational inconveniences and inefficiencies for us, our contract manufacturers and our customers that will divert our management's time and attention and our financial and human resources from ordinary business activities;

 . business disputes and claims for pricing adjustments or penalties by our customers due to year 2000 issues, which we believe will be resolved in the ordinary course of business; and

 . business disputes alleging that we failed to comply with the terms and conditions of contracts or industry standards of performance that result in litigation on contract termination.

Contingency plans. We are currently developing contingency plans to be implemented if our efforts to identify and correct year 2000 issues affecting our internal systems are not effective. We expect to complete our contingency plans by the end of July 1999. Depending on the systems affected, these plans could include:

 .  accelerated replacement of affected equipment or software;

 .  short to medium-term use of backup equipment and software;

 .  increased work hours for our personnel; and

 . use of contract personnel to correct on an accelerated schedule any year 2000 issues that arise or to provide manual workarounds for information systems.

Our implementation of any of these contingency plans could have a material adverse effect on our business, operating results and financial conditions.

Recent Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and presentation of comprehensive income. SFAS No. 130, which was adopted by the Company in the first quarter of 1998, requires companies to report a new measurement of income. "Comprehensive Income (Loss)" is to include as other comprehensive income foreign currency translation gains and losses and other unrealized gains and losses that have historically been excluded from net income (loss) and reflected instead in equity. The Company does not have any items of other comprehensive income and is, therefore, not required to report comprehensive income.

In June 1997, the Financial Accounting Standards Board also issued SFAS No.131 "Disclosures About Segments of an Enterprise and Related Information." ("SFAS No. 131"). SFAS No. 131 was adopted by the Company beginning on October 1, 1997. SFAS No. 131 establishes standards for disclosures about operating segments, products and services, geographic areas and major customers. The Company is organized and operates as one operating segment. The Company operates primarily in one geographic area, the United States.

In June 1998, FASB also issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement establishes accounting and reporting standards, requiring every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Statement must be applied to derivative instruments and to certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after September 30, 1997. In management's opinion, the impact of adopting SFAS No. 133 on the financial statements will not be material.

Qualitative and Quantitative Disclosures About Market Risk

Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in cash equivalents and short-term instruments. Due to the short-term nature of our cash equivalents and investments, we have concluded that there is no material market risk exposure. Therefore, no quantitative tabular disclosures are required.

                                    Business

AltiGen designs, manufactures and markets next generation, server-based telecommunications systems that allow businesses to use the Internet and the Public Switched Telephone Network, or PSTN, interchangeably and seamlessly to carry voice and data communications. The Internet is accelerating the convergence of voice and data communications, creating the need for a next generation communications system. As an increasing percentage of voice communication is carried over the same networks as data is today, we believe that businesses--particularly small and medium-sized businesses--will deploy integrated systems that receive, manipulate and transmit voice communications over the PSTN, as well as the Internet and similar "packet-switched" networks. Our telecommunications systems enable a new array of applications that give businesses the choice of placing calls over the Internet or traditional phone lines. This capability is generally not built into today's traditional private branch exchanges, or PBXs, but may be purchased and installed separately.

As businesses seek capabilities beyond those of traditional PBXs to meet today's communication needs, they have recently begun to purchase server-based telecommunications systems in place of traditional PBXs. These new systems, which are generally based on open hardware and software standards, provide switching between communications lines, basic telephony services such as placing and receiving calls, multi-media messaging, web-based administration and computer telephony integration, or CTI, applications, which integrate computer and telephone systems. Server-based telecommunications systems that provide these functions over the PSTN are commonly known as server-based PBX systems. Systems that provide these functions over networks that use the Internet Protocol, or IP, are commonly known as IP-based PBX systems. IP is a standard format for the delivery of information over corporate intranets and the Internet. Our server-based telecommunications systems combine the attributes of these two types of systems and allow medium-sized businesses to communicate over both the PSTN and the Internet, providing small to these businesses with a telecommunications solution for the Internet era.

Industry Background

 The Growth of the Internet

The Internet is experiencing tremendous growth and is emerging as a global medium for communications and commerce. A number of factors are driving the growth of the Internet, including improvements in the architecture of communications networks, increasing numbers of network-enabled applications, the emergence of technologies which facilitate e-commerce and easier, faster and cheaper Internet access through a large and growing base of personal computers, or PCs and other devices. According to International Data Corporation, or IDC, the number of Internet users worldwide will grow from 69 million at the end of 1997 to 320 million by 2002. The increasing capabilities and use of the Internet and other networks such as corporate intranets are significantly influencing telecommunications today.

 Convergence of Voice and Data

Traditionally, businesses have supported two separate, incompatible networks to handle their communications needs: a circuit-switched network for voice, such as the telephone system, and a packet-switched network for data. A circuit-switched network establishes and maintains a dedicated circuit between calling parties for the duration of a call. In contrast, most data traffic today, traversing local area networks, or LANs, wide area networks, or WANs, and the Internet, is transmitted over packet-switched networks. In packet-switched networks, a signal is divided into packets that are simultaneously routed over different paths to a final destination where they are recombined. Packet-switched networks are more efficient because network paths are not dedicated to a single user, but instead are available to be shared by all users. In contrast to a circuit-switched network, network capacity is allocated only during transmission, and messages can be compressed and stored more efficiently. The Internet is accelerating the convergence of voice and data to a single integrated packet-based network that can support both voice and data using Internet Protocol.

A growing number of businesses have recognized the Internet as a valuable and economical medium for public and corporate communications. These businesses seek to move their voice communications to packet-switched networks such as corporate intranets and the Internet to reduce their telecommunications costs. Although packet-switched networks can offer more efficiency and value to businesses, the PSTN remains the standard for voice communication today. As a result, businesses that wish to take advantage of packet-switched networks for voice communications must nevertheless be able to place and receive calls over the PSTN with customers, suppliers and others who rely solely on the PSTN for voice communications. Consequently, there is a need for one common switching system that can interface with both packet-based networks and the PSTN.

 Evolution Begins in Small to Medium-Sized Businesses

Small to medium-sized businesses of up to 150 employees are likely to be the first to use converged voice and data networks because, unlike large organizations, they may not be heavily invested in legacy systems and can more quickly take advantage of new technological trends. Most of these businesses today use a PBX as the backbone of their connection to the voice network, and maintain a separate data network. The traditional PBX switches calls between users on internal lines, while allowing all users to share a fixed number of external phone lines.

Today's traditional PBX remains an expensive, proprietary solution that can be difficult to install, upgrade and maintain. A traditional PBX comes in an enclosure that requires skilled personnel to physically prepare the installation site and install the equipment. In contrast to server-based PBX systems, whose capabilities can be expanded through software upgrades, adding even basic telephony services to a traditional PBX often requires preparing and installing more hardware. For example, adding voice mail to a traditional PBX system requires not only a separate database for tracking system users, but also requires configuring and connecting a separate server to the PBX. A traditional PBX may resemble the figure below after adding features like voice mail and the ability to transmit voice over IP-based networks, or VOIP.

                     Traditional Telecommunications System

[Traditional Telecommunications System Graphic appears here]

This graphic illustrates that PBX systems are traditionally enhanced by establishing connections with separate specialized communication systems such as integrated voice response units, voice over IP gateways, voice mail systems, and other adjunct communication systems.

Once installed, this type of system can be difficult to maintain because of its many hardware components and the connections among them. Administering this system may become prohibitively expensive for small to medium-sized businesses that have limited resources.

In recent years, a new generation of server-based telecommunications system, including server-based PBXs and IP-based PBXs, has emerged to address the challenges and inadequacies associated with traditional PBX systems. Frost & Sullivan estimates that the market for server-based PBX systems was $41.8 million in 1998 and will grow to $403.9 million in 2002, representing a compounded annual growth rate of 76.3%. Frost & Sullivan also estimates that the market for IP-based PBX systems was $31.5 million in 1998 and will grow to $595.1 million in 2002, representing a compounded annual growth rate of 108.4%.

Most existing server-based telecommunications systems do not address the needs of businesses that wish to transmit voice communications over both the PSTN and the packet-switched networks. For example, businesses may wish to route internal calls over their existing voice network and route calls between offices over the Internet, all using the same telecommunications system. We believe a significant opportunity exists to provide small to medium-sized businesses with an integrated solution that delivers the benefits of server-based telecommunications systems using the Internet as well as the PSTN.

The AltiGen Solution

We design, manufacture and market next generation, server-based telecommunications systems that use both the Internet and the PSTN to enable a new array of applications that were unavailable with traditional PBX systems. AltiServ, our Windows NT-based system, interfaces with the circuit-switched network and packet-switched networks, permitting our customers to take advantage of the converging communications infrastructure. Our systems integrate voice and data communications with fewer components than traditional systems and other server-based telecommunications systems. An example of our system is illustrated below.

This graphic illustrates that AltiGen's server-based PBX system contains PBX, voice messaging, auto-attendant, E-mail, and VoIP capabilities within a single server-software platform. The server-based PBX can connect with both the PSTN and IP networks.

Key benefits of our solution include:

 . Integration of the Internet and the PSTN. Our systems provide the benefits of the converging communications infrastructure by enabling businesses to route voice calls over the Internet and other packet-switched networks or the PSTN. Our system design integrates seamlessly with both types of networks, providing flexibility for businesses to configure their telecommunications systems to suit their needs.

 . Lower Telecommunications Costs. By routing voice over packet-switched networks, including the Internet, our systems eliminate toll charges associated with long-distance calls. Using our products, businesses can send and receive voice communications over the Internet or existing leased data lines that constitute their intranets.

 . Extensive Feature Set. Our systems provide integrated voice and data functionality, enabling numerous features previously available only with a combination of multiple systems, typically from different vendors. AltiServ not only enables call handling and routing functions, but also provides specialized functions such as Zoomerang, which enables users to retrieve a voice mail message, automatically place a call to respond, and return to the voice mail system without having to hang up.

 . Ease of Installation, Use and Maintenance. The configuration of the AltiServ system and its use of industry-standard hardware and software platforms enable easy installation and system maintenance. AltiServ allows systems administrators to manage the voice, voice messaging, email and Internet features of our products through a single consistent user interface.

 . Reduced Administration Costs. Our user interface allows end users to administer their system internally. With a traditional PBX, businesses frequently require a third party service provider to perform tasks as simple as changing a phone extension or adding a phone line. These expenses can be significant for installation, system upgrades and modifications. Using AltiServ, system administrators can perform many of these tasks and reduce additional expenditures.

Strategy

Our strategy is to capitalize on the need for a next generation telecommunications system, which results from the convergence of voice and data communications. Our objective is to extend our leadership position in the server-based PBX market and expand our current position in the IP-based PBX market.

Key elements of our business strategy are as follows:

 . Increase our brand name recognition. We intend to increase awareness of our brand name among our end users, dealers, distributors and OEMs, through radio, print and Web advertisements, direct mail and other activities. We believe these efforts will generate more sales leads for our dealers by increasing end-user awareness of our products.

 . Expand our distribution channels. We sell our products through a network of more than 400 dealers and distributors. We intend to expand this network and to focus our sales efforts on larger dealers and distributors with the goal of leveraging their ability to provide more complete services to end users. We also intend to expand sales with existing and new OEMs.

 . Establish relationships with technology and strategic partners. We have established strategic alliances and intend to pursue additional alliances with various telecommunications and computer industry leaders. We believe these alliances facilitate and accelerate the acceptance of our technology, as well as enhance the marketing and distribution of our products.

 . Target key markets worldwide. We intend to expand our presence globally by increasing the size of our sales force, including adding dedicated sales resources in both Western Europe and Japan. Currently, Nitsuko, one of our key Japanese distributors, is localizing our products for that market. We intend to establish additional relationships with distributors and dealers in our targeted markets to expand our sales presence.

 . Enhance technology leadership in server-based telecommunications technologies. We believe that we are a technology leader in the server-based telecommunications systems market. We intend to maintain this position by leveraging our expertise in the areas of switching and communications applications that integrate voice and data networks. We intend to leverage our engineering expertise and our core technologies to enhance the capabilities of our existing products and to develop new products to meet the evolving needs of our market.

Products and Core Technologies

We provide AltiServ, a server-based telecommunications system that allows businesses to use the Internet and the PSTN interchangeably and seamlessly to carry voice and data communications. AltiServ is composed of server software components and desktop client applications that operate with our telephony communications boards to connect to these networks and provide services to users.

The main features of our products are as follows:

          Product                              Description
          -------                              -----------
   Software
   AltiWare IP..........  AltiWare IP enables VoIP calls.
   AltiView.............  AltiView is a desktop call control application that also provides workgroup and extension monitoring,
                          remote call access via the Internet, and integration
                          with Microsoft Outlook to provide display caller ID
                          information when available.
   AltiWare OE..........  AltiWare Open Edition is server-based software that provides the main telephony switching functions for
                          call processing and includes auto-attendant
                          prompting, routing, queuing, reporting, and voice
                          messaging services.
   AltiWare CE..........  AltiWare Classic Edition provides basic telephony functionality, such as sending and receiving voice,
                          fax, and data communications.
   Hardware
   Triton IP............  Triton is a protocol-based peripheral component interconnect, or PCI, board that provides VoIP call
                          processing resources for the AltiServ VoIP gateway.
   Triton T1............  Triton T1 is a PCI board to provide 24 channels of digital voice processing in addition to 24 full voice
                          mail ports in a T1 environment.
   Quantum board........  Quantum board is the all-in-one Industry Standard
                          Architecture, or ISA, platform for AltiServ to
                          provide analog trunk, or telephone lines, and voice
                          mail ports.
   ISDN BRI.............  Integrated Services Digital Network Basic Rate
                          Interface, or ISDN BRI, is a PCI board that supports
                          four BRI ports for a total of eight digital trunks
                          and complies with Japanese telecommunications
                          standards.

 Software

AltiWare IP. AltiWare IP is an integrated VoIP gateway. Because AltiWare IP can network multiple locations, it is particularly suited for businesses with branch offices that wish to save money by placing long distance calls over their intranet. AltiWare IP also provides seamless integration with AltiWare OE software, giving end users a comprehensive package of call features, not all of which may be available in other IP solutions. AltiWare IP also offers a simplified dialing plan and user interface making it very similar to placing traditional PSTN calls. In addition, it enables businesses to administer the telecommunications system for multiple branch locations from a single location, with the ability to maintain a centralized operator presence.

AltiView. AltiView is a desktop call management software application. It provides a full complement of calling features, such as caller identification, dial-by-name using a Microsoft Outlook directory, incoming call screen pop display, and the ability to place calls over the PSTN or a packet-switchboard network from a call log.

AltiWare OE. AltiWare Open Edition is sophisticated server-based software that provides the main telephony switching functions for call processing, auto attendant prompting, routing, queuing, reporting and voice messaging services. AltiWare OE supports third party Telephony Application Programming Interface, or TAPI, and Microsoft Exchange Server software applications. In addition to PBX switching, voice mail automated attendant and email, AltiWare OE provides advanced call capabilities including:

 . automatic call distribution, or ACD, which routes incoming calls for informal call center operations;

 . Zoomerang, which enables users to retrieve a voice mail message, automatically place a call to respond, and return to the voice mail system without having to hang up; and

 . One Number Access, which is a "find-me" feature that allows calls to be forwarded sequentially to up to four different numbers. Users can set their One Number Access options using a telephone keypad or web browsers. Users can configure One Number Access to forward calls from specific caller IDs or at specific times of day.

AltiWare CE. AltiWare CE is a primary platform for users who require a full complement of call features without the need for third party software or Microsoft Exchange integration. AltiWare CE provides small to medium-sized businesses with all of the call features of AltiWare OE with the exception of TAPI, Messaging Mail Application Programming Interface, or MAPI, and Microsoft Exchange integration. Customers who purchase AltiWare CE can easily upgrade to AltiWare OE at a later date.

 Hardware

Triton IP. The Triton IP board provides voice over IP call processing resources for the AltiServ VoIP gateway. The MVIP/PCI based Triton IP board supports four concurrent voice sessions based on H.323, the standard protocol for data network-based multi-media communications, and on the Multi-Vendor Integration Protocol, or MVIP, a protocol standard to connect different telephone boards in a server. The board automatically and dynamically manages the compression of voice for transmission during the H.323 call setup. A server-based platform can be configured with up to four Triton IP boards in a single chassis.

Triton T1. The MVIP/PCI based Triton T1 board supports digital trunks carrying digitized voice signals. It supports Super Frame and Extended Super Frame methods of synchronizing the T1 transmission. To ensure quality transmission, the board supports Binary Eight Zero and Alternate Mark Inversion line encoding schemes. Further, for the trunk to originate the call, the board supports ground start and loop start. Additionally, the board supports ear and mouth signaling, where the trunk originates and receives calls, and supports DID, or Direct Inward Dialing, trunk protocols, methods by which the trunk originates or answers the call. It also provides 24 channels of voice processing resources for non-blocking voice processing support. As a result, all channels can play voice mail messages or interact with automated attendants simultaneously on all trunks.

Quantum board. Our Quantum board is based on the Integrated Systems Architecture standard and supports 12 ports of analog trunks and stations, or telephone sets. All 12 channels connecting phone lines can make calls at the same time. In addition, each Quantum board supports up to six channels of concurrent voice processing for applications such as voice mail and automated attendant, so that channels can play voice mail or interact with the automated attendant at the same time. Quantum comes in four models, which give users different configurations from which they can select line and trunk ratios. The trunk ports support the reception of caller ID information, which also can be passed through to the station lines. Additionally, the station side supports include Frequency Shift Keying which is a frequency modulation to carry digital data, as well as message waiting, voltage-based message waiting, and stutter dial tone-based message waiting, which puts gaps in the dial tone to indicate message waiting. A server-based platform can be configured with up to 14 Quantum boards, for a total of 168 analog ports.

ISDN BRI board. The ISDN BRI board is designed to run with AltiWare OE 3.0 to meet the needs of the Japanese telecommunications market. The ISDN BRI board supports four BRI ports for a total of eight ISDN trunks. This ISDN board can handle both voice and data calls. It complies with the Japanese INS64 standard for ISDN BRI and has received approval from the Japan Approvals Institute for Telecommunications Equipment.

Triton Resource Board. The MVIP/PCI based Triton Resource Board provides up to 24 channels of voice processing and eight channels of conferencing support. It is used in Japan to provide voice processing for both ISDN BRI trunks and wireless telephones.

Marketing, Sales and Customer Support

 Marketing

Our marketing efforts currently focus on increasing demand for our products in North America, Japan, Europe and Latin America. We work to increase market awareness of our technology and demand for our products in the small to medium-sized business market through cooperative marketing, print, radio and web advertising, and direct mail campaigns. We have a customer referral program through which our AltiServ customers can refer potential buyers to us through our Web site.

To assist distributors, dealers, original equipment manufacturers and strategic partners in marketing, selling and supporting our products, we provide market development funds and technical and sales training developed specifically for our products. In return, these companies must provide us with point-of-sale reports that allow us to develop a profile of end users of our systems and evaluate the effectiveness of our marketing efforts.

We have recently formed marketing alliances with Hewlett-Packard and Compaq. We have signed a memorandum of understanding with the Covision Internet Solutions Program of Hewlett-Packard, under which this group will market our products through its Internet channels. We have signed a Compaq Solutions Alliance Agreement, under which Compaq will market and bundle our products to its channel members and to customers. To date we have not recognized significant revenue as a result of these alliances.

 Sales

We currently have sales and support staff in New York, Chicago, Atlanta, Dallas, and Fremont, California. Our network of over 400 dealers and distributors sell our system to end user. Our sales force answers incoming customer calls and refers new leads to the qualified dealer that is nearest the caller.

 Customers

Our customers are distributors and dealers who sell and resell our products to end users. We have distribution agreements with Ingram Micro and Tech Data Corporation in the United States and Kanematsu Semiconductor Corporation and Nitsuko Corporation abroad, as well as with leaders in the domestic telecommunications equipment and customer premises equipment, or CPE, markets. Sales through Ingram Micro and Tech Data accounted for a significant portion of our revenue in fiscal year 1998, and approximately 47.4% of revenue in the six months ended March 31, 1999. We also have over 400 authorized dealers, who sell our products directly to end users. We continually seek to identify and authorize new dealers. We review our dealers quarterly and de-authorize those who do not meet our standards.

 Customer Support

We believe that consistent, high-quality service and support are key factors in attracting and retaining customers. Our customer support organization, located in Fremont, California, coordinates service and technical support of our products and provides service 24 hours a day, seven days per week. This organization assists our distributors, dealers and others in resolving configuration and support issues that arise from their sales to end users and also provides limited support to end users in conjunction with their dealer support. Customers can also access technical information and receive technical support through our Web site.

Research and Development

The market for our products is characterized by rapidly changing technology, evolving industry standards and frequent product introductions. We believe that our future success depends in large part upon our ability to continue to enhance the functionality and uses of our core technology. We intend to extend the functionality and uses of our hardware and software technology by continuing to invest in research and development.

We currently conduct the majority of our product development in-house. We also use a small number of independent contractors to assist with certain product development and testing activities. We intend to continue working with our strategic partners to enhance our products. We have expanded our research and development group from 10 software engineers as of July 31, 1997 to 27 as of March 31, 1999. Research and development expenses were approximately $1.5 million in fiscal year 1997 and $1.9 million in fiscal year 1998.

Technology

We designed our hardware, firmware, system software, and application software with the Internet as a possible transmission medium. We have built a seamlessly integrated system that combines IP telephony, PBX switching, voice mail, automated attendant, ACD and mixed media messaging applications in one server. Each product component is designed for ease of use and installation, and flexibility for expansion and enhancement.

Our program uses standardized modules with open interfaces that conform with an object-oriented software architecture. This architecture is designed to shorten our development cycle, increase the predictability of our development schedule, and enable us to incorporate new hardware and software features without redesigning existing modules. We avoided developing a cumbersome code base that would demand a change in low-level support when a change in a high-level application is made, and a change in the high-level application when a change in a low-level component is made.

We designed the AltiServ architecture to:

 . support independent development of applications and hardware devices, packet switching and circuit switching, and Internet-enabled applications;

 .  leverage existing time-tested and market-accepted applications;

 .  facilitate strategic development partnerships;

 .  facilitate localization for international markets; and

 .  provide a shorter development cycle.

This level of module separation allows independent evolution of applications and hardware devices, including our telephony boards. Because applications are shielded from the specifics of the hardware, they are more hardware independent. For example, when a new wireless telephony board is added with its Service Provider module, all the existing and time-tested AltiWare applications become instantly available to the wireless extension users without much change in the application code. Likewise, the hardware is software application independent. The result is a clearly layered architecture, as illustrated below.

                 [GRAPH OF ALTISERV ARCHITECTURE APPEARS HERE]

This graphic illustrates four major server-based PBX communication layers using the AltiGen product offering; these layers are client applications, server applications, a resource manager, and a service provider layer.

Each hardware device type is encapsulated by a Service Provider module, or software component that communicates with hardware. These modules conform to the Microsoft Component Object Model, or COM-based Service Provider Interface, or SPI. The Service Provider module reports the hardware's capability and supported feature set to the AltiConnect resource manager, or program. AltiConnect is the middleware, or software enabling client applications to request system services, to manage resource allocation, usage and connections. It shields AltiWare from the specifics and complexities of various hardware devices, making communications easier. AltiConnect pools all the resources reported from all the Service Provider modules and make them available to the AltiWare application through the COM based API so that our products can share system resources, including hardware. Furthermore, the server applications make themselves available to client applications via several open protocols--H.323, Hyper Text Transfer Protocol, or HTTP, Telephony Application Interface, or TAPI 2.1, Simple Mail Transfer Protocol, or SMTP, Post Office Protocol version 3, or POP3, Distributed Common Object Model, or DCOM, and AltiGen's proprietary Transmission Control Protocol, Internet Protocol or TCP/IP-based AltiLink.

Both the Quantum and the Triton boards are designed with enough on-board DSP resources such that we can achieve non-blocking call processing support. In addition, we designed the boards to make the ports, or channels between the PBX and the phone line, for multi-use; therefore, every switching port can be a voice processing port, and every voice processing port can be a switching port. The Triton boards can support an extensive feature set because of its powerful DSP technology, accompanied by 16 megabytes of memory to run multiple, concurrent signal processing applications.

Competition

The markets for our products are intensely competitive, continually evolving, and subject to changing technologies. We currently compete with such companies providing traditional PBX systems, principally Lucent Technologies and Nortel Networks. We also compete against server-based PBXs including Picazo

Communications, Inc. and Artisoft, Inc. and Shoreline Teleworks. We potentially face competition from companies such as Shoreline Teleworks, Inc., NBX Corporation, acquired by 3Com Corporation, Selsius Systems, acquired by Cisco Systems, Inc., as well as a big number of future competitors. Many of our competitors are substantially larger than we are and have significantly greater name recognition, financial, sales and marketing, technical, customer support, manufacturing and other resources. These competitors may also have more established distribution channels and stronger relationships with service providers. These competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products. These competitors may enter our existing or future markets with solutions that may be less expensive, provide higher performance or additional features or be introduced earlier than our solutions.

We believe the principal competitive factors in our market include, or are likely to include:

 . product performance and features such as the ability to integrate voice and data;

 .  reliability;

 .  ease of use;

 .  size of customer base;

 .  quality of service and technical support;

 .  sales and distribution capabilities; and

 .  strength of brand name.

We believe that our principal competitive advantages include:

 .  established brand-name recognition;

 .  well-developed, trained, and loyal channel; and

 .  a considerable lead in product development and marketing.

We cannot be certain that we will be able to compete successfully with existing or new competitors. If we fail to compete successfully against current or future competitors, our business could suffer. A description of our principal competitors and the risks associated with the competitive nature of our market are discussed in greater detail in "Risk Factors--Our market is highly competitive."

Intellectual Property

We generally rely upon patent, copyright, trademark and trade secret laws to protect and maintain our proprietary rights for our technology and products. We have filed several U.S. patent applications relating to various aspects of our client and server software, mixed-media communications, computer telephony, and analog telephones. We expect to file patent applications as we deem appropriate to protect our technology and products. We cannot be certain that our patent applications will result in the issuance of patents, or that any issued patents will provide commercially significant protection to our technology.

Generally, litigation, which could be costly and time consuming, may be necessary to determine the scope and validity of others' proprietary rights, or to enforce any patent issued to us, in either case, in judicial or administrative proceedings. An adverse outcome could subject us to significant liabilities to third parties, require us to obtain licenses from third parties, or require us to cease product sales and possibility alter the design of the products. Not all licenses required under any third-party parents or proprietary rights may be available on acceptable terms. In addition, the laws of certain countries may not product our intellectual property.

To help protect our rights, employees, consultants and strategic partners to enter into confidentiality agreements that prohibit disclosure of our proprietary information. We also currently require employees and consultants to assign to it their ideas, developments, discoveries and inventions. A description of our dependence on proprietary technology and the associated risks are discussed in greater detail in "Risk Factors--Any failure by us to protect our intellectual property could harm our business and competitive position."

Manufacturing and Assembly

Our manufacturing operations consist of purchasing, receiving, inspection, inventory, testing, packaging and shipping. We purchase hardware product components, put them into kits, and send them to a sub-contractor or external manufacturing facility for assembly. The final hardware assembly, software installation and testing of our products is performed in-house at our 11,000 square-foot manufacturing floor, located at our corporate headquarters in Fremont, California. Our manufacturing and assembly processes enable us to configure our products to adapt to different customer specifications at the final assembly stage. This flexibility is designed to reduce both our assembly cycle time and our need to maintain a large inventory of finished goods. We believe that the efficiency of our assembly process to date is largely due to our product architecture and our commitment to assembly process design.

We test our products both during and after the assembly process using internally-developed product assurance testing procedures, which include initial visual inspection and functional testing and final systems testing. Although we generally use standard components for our products and try to maintain alternative sources of supply, we purchase some key components from sole or single source suppliers for which alternative sources are not currently available. See "Risk Factors--We rely on third-party technology and products, and single-source components."

Employees

As of March 31, 1999, we employed 67 people, including 30 in engineering, research and development, and support and 29 in sales, marketing and administration. We also employed 8 people in manufacturing. None of our employees is subject to collective bargaining agreement, and we consider our relations with our employees to be good.

Competition for technical personnel in our industry is intense. We believe that we have been successful in recruiting qualified employees, but there is no assurance that it will continue to be as successful in the future. We believe that our future success depends in part on our continued ability to hire, assimilate and retain qualified personnel.

Facilities

We occupy approximately 35,000 square feet of space in Fremont, California, which we lease at an annual rental of $324,672. We occupy approximately 2,919 square feet in Shanghai, China, which we lease at an annual rate of approximately $30,000. We believe that our existing facilities are adequate for our needs through at least the end of 1999. We believe that any additional space we may need in the future will be available on commercially reasonable concerns.

                                   Management

Executive Officers and Directors

Our executive officers and directors, and their ages as of June 1, 1999, are as follows:

Name                           Age                   Position
----                           ---                   --------
Gilbert Hu(2).................  42 President, Chief Executive Officer, Director
Philip M. McDermott...........  53 Chief Financial Officer
Simon Chouldjian..............  46 Vice President of Manufacturing
Tricia Chu....................  45 Vice President of Finance and Administration
En-Kuang Lung.................  32 Vice President of Research and Development
Carl M. Marszewski............  56 Vice President of Business Development
Michele Shannon...............  37 Vice President of Sales
Anthony Spielman..............  51 Vice President of Marketing
Richard Black(1)..............  65 Director
Wen-Huang (Simon) Chang(1)....  47 Director
Thomas Shao(1)................  64 Director
Masaharu Shinya(2)............  55 Director
Kenneth Tai(2)................  49 Director


-------------------

(1) Member of the Audit
    Committee.

(2) Member of the Compensation
    Committee.

Gilbert Hu founded AltiGen and has served as our President and Chief Executive Officer since May 1994. Before founding AltiGen, Mr. Hu was founder, President and Chief Executive Officer of Centrum Communications, Inc., a networking company acquired by 3Com Corporation in early 1994. Mr. Hu has also served in technical and managerial roles at technology companies such as Vitalink Communication Corporation, Convergent Technologies, Inc., and Luxcom, Inc. He received a Bachelor of Science degree in Electrical Engineering from National Chiao-Tung University in Taiwan and a Masters of Science degree in Electrical Engineering from Arizona State University. Mr. Hu is a brother-in-law of director Wen-Huang (Simon) Chang.

Philip M. McDermott has served as our Chief Financial Officer since June 1999. From October 1995 until May 1999, Mr. McDermott served as Director of Finance Americas Sales for 3Com Corporation, a networking equipment company. From October 1994 to October 1995, Mr. McDermott served as Vice President of Finance, Operation and Administration for Chipcom Corporation, a networking company. From June 1990 to October 1994, Mr. McDermott served as Chief Financial Officer for DAVID Systems, Inc., a networking company. Mr. McDermott has also held executive positions with Prentice Corporation and Northern Telecom, Inc. Mr. McDermott received Certified Management Accountant accreditation from The Society of Management Accounting in Montreal, Canada.

Simon Chouldjian has served as our Vice President of Manufacturing since June 1997. From June 1984 to June 1997, Mr. Chouldjian was the founder and Executive Vice President of Engineering at Luxcom, Inc., a manufacturer of communication hub equipment. Mr. Chouldjian has also held managerial positions in engineering at the Hewlett-Packard Company and TRW, Inc. He received a Bachelor of Science degree in Electrical Engineering from the University of California at Berkeley and a Masters of Science degree in Electrical Engineering from Stanford University.

Tricia Chu has served as our Vice President of Finance and Administration since June 1999. From March 1999 to June 1999, Ms. Chu served as our Senior Director of Finance and Administration. From February 1994 to March 1999, Ms. Chu worked for 3Com Corporation, first as Controller of 3Com's Remote Access Division, then as Controller of Americas Sales. Ms. Chu has also held finance and accounting positions with Centrum Communications, Inc. (a networking company acquired by 3Com Corporation in early 1994), Integrated Silicon Solutions, Inc., Rugged Digital Systems Inc. and Altos Computer Systems. Ms. Chu received a Bachelor of Science degree in Finance and International Trade from Tankung University in Taiwan and a Masters in Business Administration from Central State University in Oklahoma.

En-Kuang Lung has served as our Vice President of Research and Development since May 1998. Mr. Lung first joined our engineering group in September 1995 as Director of Platform Engineering. From January 1990 to September 1995, Mr. Lung worked for Centigram Communications Corporation, first as Senior Software Engineer/Project Lead, then as Manager of Product Development. Prior to working at Centigram, Mr. Lung spent approximately three years at Bell Northern Research/Nortel, where he worked on the development of Nortel's Meridian digital telephone sets. Mr. Lung received a Bachelor of Science degree in Electrical Engineering and Computer Science from The Johns Hopkins University.

Carl M. Marszewski has served as our Vice President of Business Development since November 1998. From August 1997 to November 1998, Mr. Marszewski worked as an independent sales and marketing consultant who specialized in distribution channel development for small companies. From January 1994 to July 1997, Mr. Marszewski served as Vice President of Worldwide Sales Repeater Technology, Inc., a wireless telecommunications company. Mr. Marszewski has also held managerial positions with Compression Labs, Inc. a videoconferencing equipment manufacturer, and Northern Telecom, a company specializing in telecommunications equipment. Mr. Marszewski received a Bachelor of Science degree in Psychology from Seton Hall University.

Michele Shannon has served as our Vice President of Sales since October 1996. From March 1995 to October 1996, Ms. Shannon was Director of Worldwide Channel Sales and Marketing at NetManage, Inc., an international supplier of standards-based intranet software. Ms. Shannon served from December 1991 to February 1995 as Director of Field Marketing at Novell, Inc., a networking applications company. Ms. Shannon has also held sales and marketing positions with Businessland Inc. and Computer Management Services. Ms. Shannon received a Bachelor of Arts degree in music from Arizona State University.

Anthony Spielman has served as our Vice President of Marketing since May 1999. From September 1997 until December 1998, Mr. Spielman was Senior Director of U.S. Sales and Business Development for Teltrend Ltd., a European and U.S.- based networking company. From January 1997 through July 1997, he worked as Division Manager, Internetworking for Allied Telesyn International, a privately held LAN networking company. From May 1994 to October 1997, Mr. Spielman served as Vice President of Marketing and Asian Sales for SBE, Inc., a data communications company. Mr. Spielman has also held marketing positions at Asante Technologies, Inc., 3Com Corporation, Network Systems Corporation and Hewlett Packard Company.

Richard Black has served as a director of AltiGen since May 1999. Since December 1987, while serving as a director of Oak Technology, Inc., a supplier of semiconductor products to the personal computer and consumer electronics markets, he also served as President of that company from January 1998 to March 1999, and Vice-Chairman of Oak since March 1999; since August 1983, he has served as the Chairman of ECRM, Incorporated, a supplier of electronic imaging devices. Currently, Mr. Black also sits on the boards of directors of Benedetto, Garland, Inc., Gabelli Funds, Inc., Gabelli Asset Management, Inc., GSI Lumonics Inc., Grand Eagle Companies, Inc., and Morgan Group, Inc. For more than a decade, he has been the owner of R Black + Associates, a business providing management assistance to technology companies. From April 1987 until December 1998, he was a general partner of KBA Partners, L.P., a venture capital firm. Mr. Black has also served as the President and Chief Executive Officer of AM International, Inc., Alusuisse of America, and Maremont Corporation. He has also served in managerial positions with Warner Brake & Clutch Company and Vulcan Material Company. Mr. Black received a Bachelor of Science degree in Engineering from Texas A&M University, a Masters in Business Administration from Harvard University and an honorary Ph.D. from Beloit College.

Wen-Huang (Simon) Chang has served as a director of AltiGen since June 1994. Since September 1995, Mr. Chang has served as the Chief Executive Officer of investment firm Kane Investment Corporation. From June 1984 to September 1995, he was the Chairman of Kane Construction Corporation, a construction company based in Taiwan. From July 1991 to January 1995, he also was Chairman of Centrum Technology Corporation, a networking company. From August 1991 to early 1994, he served as a director of Centrum Communications, Inc., a networking company acquired by 3Com Corporation in early 1994. Mr. Chang received a Bachelor of Science Degree in Forest Industry from the National Taiwan University in Taiwan. Mr. Chang is a brother-in-law of Gilbert Hu, our President and Chief Executive Officer and a director.

Thomas Shao has served as a director of AltiGen since April 1996. Since September 1997, Dr. Shao has served as Managing Director of Technology Associates Management Co., Ltd., a venture fund manager. He also has been the President of TSS Enterprises, a privately held high technology management consulting, investment and trading company, since August 1992. From September 1995 to September 1997, Dr. Shao was a senior consultant for Technology Associates Corporation of Taiwan, a venture capital firm. From September 1985 to September 1995, he served as Senior Vice President of DynaTech Development Corporation, a management consulting and investment firm. Prior to 1985, Mr. Shao held positions with AT&T/Bell Labs and IBM. In addition to AltiGen, Dr. Shao is a member of the board of directors of AboveNet Communications Inc., 1BT.com, Inc., and Acrotron Systems. Dr. Shao received a Bachelor of Science degree in Mechanical Engineering from the National Taiwan University in Taiwan, a Masters of Science in Aeronautical Engineering from the University of Illinois, and a Ph.D. in Applied Mathematics and Computer Science from the University of Illinois.

Masaharu Shinya has served as a director of AltiGen since April 1999. From July 1990 to March 1999, he served as President of Kanematsu Semiconductor Corporation. Mr. Shinya continues to serve as an advisor to Kanematsu Semiconductor Corporation. Since April 1999, Mr. Shinya also has served as the Chairman and Chief Executive Officer of Global Alliance, Inc. and as the Chairman of Programmable Silicon Solutions, Inc. Mr. Shinya is also a director of Capella Microsystems, Inc., Impala Linear Corporation, Internet Image, Inc., Quality Semiconductor, Inc., and Universe Electron Corporation. Mr. Shinya received a Bachelors degree in Economics from Waseda University in Japan.

Kenneth Tai has served as a director of AltiGen since April 1998. Since March 1996, Mr. Tai has been the Chairman of InveStar Capital (Taiwan), Inc., a venture capital firm. Since April 1998, he also has served as the Chairman of DigiTimes Publication, Inc., a daily newspaper on technology issues. Mr. Tai is also a director of Capella Microsystems, Inc., Scenix Semiconductor, Inc., Aetas Peripheral Corp and Rise Technology Company. From March 1993 to December 1995, Mr. Tai served as the Vice-Chairman of UMAX USA, which makes computer peripherals. Mr. Tai was one of the co-founders of the Acer Group, and held various positions with the Acer Group, including Vice President of Worldwide Sales and Marketing, and President of the Acer Group USA from 1990 to March 1993. Mr. Tai received a Bachelor of Science degree in Electrical Engineering from the National Chiao Tung University in Taiwan and a Masters of Science degree in Electrical Engineering from Stanford University.

Board Committees

Our Board of Directors currently has two committees: an Audit Committee and a Compensation Committee.

The Audit Committee makes recommendations to our Board of Directors regarding the selection of independent auditors reviews the results and scope of audit and other services provided by our independent auditors and reviews the accounting principles and auditing practices and procedures to be used for the financial statements of AltiGen.

The Compensation Committee reviews and makes recommendations to our Board of Directors regarding the compensation of officers and other managerial employees.

Compensation Committee Interlocks and Insider Participation

Mr. Hu, our President and Chief Executive Officer, also is a member of the Compensation Committee of our Board of Directors. None of our executive officers serves as a member of the Board of Directors or compensation committee of another entity that has one or more executive officers serving on our Board of Directors or compensation committee.

Director Compensation and Other Arrangements

Our directors do not receive cash compensation for their services as directors, but are reimbursed for their reasonable and necessary expenses associated with attendance of meetings of the Board of Directors and its committees. Additionally, in April 1998, our non-employee directors each received options to purchase 10,000 shares of our common stock at $0.50 per share under our 1994 Stock Option Plan, as amended. At that time, our non-employee directors were Messrs. Chang, Lin, Shao and Tai. Also, in June 1999 our directors Messrs. Black and Shinya were granted options to purchase 10,000 shares of our common stock at $7.00 per share under our 1999 Stock Option Plan.

Executive Compensation

The following table sets forth the compensation earned for services rendered to AltiGen in all capacities for fiscal year 1998 by our Chief Executive Officer and our other most highly compensated executive officers whose salary and bonus during the last completed fiscal year exceeded $100,000. These individuals are referred to as the "Named Executive Officers" here and elsewhere in this prospectus.

                           Summary Compensation Table

                                                                    Long Term
                                                                   Compensation
                                              Annual Compensation     Awards
                                              -------------------- ------------
                                                        Bonus and   Securities
                                              Salary   Commissions  Underlying
   Name and Principal Position                ($)          ($)     Options (#)
   ---------------------------                ------   ----------- ------------
   Gilbert Hu................................ $120,000   $30,218     500,000
    President and Chief Executive Officer

   Simon Chouldjian..........................  110,004       --       80,000
    Vice President of Manufacturing

   Michele Shannon...........................  120,000    33,616       2,390
    Vice President of Sales

Option Grants in Last Fiscal Year

The following table sets forth certain information with respect to stock options granted to the Named Executive Officers in fiscal year 1998. The figures representing percentages of total options granted to employees in the last fiscal year are based on an aggregate of 1,430,452 options granted by AltiGen during the fiscal year ended September 30, 1998 to our employees and consultants, including the Named Executive Officers.

Also shown below is the potential realizable value over the term of the option. In accordance with the rules of the Securities and Exchange Commission, we have based our calculation of the potential realizable value on the term of the option at its time of grant, and we have assumed that:

 . the value of our stock at the assumed initial public offering price appreciates at the indicated annual rate compounded annually for the entire term of the option; and

 . the option is exercised and sold on the last day of its term for the appreciated stock price.

These amounts are based on 5% and 10% assumed rates of appreciation and do not represent our estimate of future stock prices. Actual gains, if any, on stock option exercises will be dependent on the future performance of the common stock. The gains shown are net of the option exercise price, but do not include deductions for taxes and other expenses payable upon the exercise of the option or for sale of underlying shares of common stock. Unless otherwise indicated, the options in this table were granted under the 1994 Stock Option Plan, have 10-year terms, and vest over a period of 4 years. Twenty-five percent of the shares subject to each option will vest on the first anniversary of the vesting start date, and 1/48th of the shares subject to each option will vest each month thereafter. All of the options have exercise prices equal to the fair market value of our common stock on the date of grant.

           Option Grants During Fiscal Year Ended September 30, 1998

                                                                               Potential
                                                                              Realizable
                                                                               Value at
                                                                                Assumed
                                                                             Annual Rates
                                        Percent of                             of Stock
                                          Total                                  Price
                             Number of   Options                             Appreciation
                            Securities  Granted to                            for Option
                            Underlying  Employees  Exercise Price              Term ($)
                              Options   In Fiscal    Per Share    Expiration ------------
   Name                     Granted (#) Year 1998    ($/share)     Date(1)     5%    10%
   ----                     ----------- ---------- -------------- ---------- ------ ------
   Gilbert Hu(2)...........   500,000      35.0%       $0.14       10/30/07  $      $
   Simon Chouldjian(3).....    80,000       5.6         0.14       10/30/07
   Michele Shannon.........     2,390       0.2         0.14       10/30/07

-------------------

(1) The options may terminate before their expiration dates if the optionee's status as an employee or consultant is terminated.

(2) The vesting start date for the options granted to Mr. Hu is July 1, 1994.

(3) The vesting start date for the options granted to Mr. Chouldjian is June 9, 1997.

Aggregate Option Exercises in Last Fiscal Year

The following table summarizes the value of options held at September 30, 1998 by our Named Executive Officers. The value of unexercised in-the-money options at September 30, 1998 figures in the right-hand columns are based on the fair market value of our Common Stock at September 30, 1998 as determined by our Board of Directors, minus the per-share exercise price, multiplied by the number of shares issued upon exercise of the option.

      Aggregated Option Exercises in Fiscal Year Ended September 30, 1998

                                                                              Value of
                                                                            Unexercised
                                                  Number of Securities      In-the-Money
                                                 Underlying Unexercised      Options at
                              Shares                   Options at        September 30, 1998
                            Acquired on  Value   September 30, 1998 (#)         ($)
                             Exercise   Realized ------------------------------------------
   Name                         (#)       ($)      Vested      Unvested   Vested   Unvested
   ----                     ----------- -------- ------------ -------------------- --------
   Gilbert Hu..............      --         --      1,033,300        --  $         $

   Simon Chouldjian........      --         --         25,000     55,000

   Michele Shannon.........   37,500    $15,000        10,417     54,473

Employee Benefit Plans

 1994 Stock Option Plan

Our Board of Directors has adopted, and our stockholders have approved, the 1994 Stock Option Plan, under which stock options may be granted to our officers, employees, consultants and outside directors. Currently, 3,500,000 shares of common stock have been reserved for issuance under our 1994 Stock Option Plan. Any options which have been granted but which expire or terminate unexercised are returned to the plan and may be granted at a later date to any qualified recipient. As of May 31, 1999, there were a total of 2,675,948 options outstanding under the 1994 Stock Option Plan.

The Compensation Committee of our Board of Directors administers our 1994 Stock Option Plan. The Committee has the authority to interpret the 1994 Stock Option Plan and to determine:

 .  the persons to whom options are granted;

 .  when options are granted;

 .  the number of shares subject to each option; and

 . the terms and conditions associated with each option, including the exercise price and the time period during which the option will be exercisable.

Our 1994 Stock Option Plan permits the grant of stock options that qualify as incentive stock options, or ISOs, under Section 422 of the Internal Revenue Code, and non-qualified stock options, or NSOs, which do not so qualify. The exercise price of options granted under our 1994 Stock Option Plan may not be less than 100% of the fair market value of our common stock on the date of grant in the case of ISOs, and not less than 85% of the fair market value of our common stock on the date of grant in the case of NSOs. In addition, the exercise price of options granted to a greater than 10% stockholder may not be less than 110% of the fair market value on the date of grant. The value of common stock subject to ISOs that become exercisable by any one employee in any calendar year may not exceed $100,000.

The term of each option granted under our 1994 Stock Option Plan is determined by our Board's Compensation Committee; provided, however, that the maximum term of any option granted under the 1994 Stock Option Plan is ten years or, in the case of an option granted to a greater than 10% stockholder, five years. Generally, options granted under our 1994 Stock Option Plan vest and become exercisable over a four-year period. In the event there is a change of control of AltiGen, all of the unexercised options granted under our 1994 Stock Option Plan will terminate unless those options are assumed or substituted by the successor corporation (or a parent or subsidiary thereof). The 1994 Stock Option Plan may be terminated or suspended by our Board of Directors in its sole discretion.

 1998 Stock Purchase Plan

Our Board of Directors has adopted, subject to stockholder approval, AltiGen's 1998 Stock Purchase Plan, pursuant to which 25,800 shares of series D preferred stock were reserved for issuance to some of our employees, consultants, and outside directors. The 1998 Stock Purchase Plan is intended to qualify under
Section 423 of the Internal Revenue Code.

Our Board of Directors or a Board committee administers our 1998 Stock Purchase Plan. The Board or committee has authority to set the purchase price of shares subject to the 1998 Stock Purchase Plan; provided, however, that the price of each share purchased under our 1998 Stock Purchase Plan may not be less than 85% of the fair market value at the time of purchase and, in the case of a purchase by a greater than 10% stockholder, the price may not be less than 110% of the fair market value.

 1999 Stock Option Plan

Our Board of Directors has adopted, subject to stockholder approval, AltiGen's 1999 Stock Option Plan, under which stock options may be granted to our officers, employees, consultants, and outside directors. 3,500,000 shares of common stock have been reserved for issuance under the 1999 Stock Option Plan. An annual increase will be added on the first day of our fiscal year beginning in 2000 equal to the lesser of:

 .  3,000,000 shares;

 .  5% of the outstanding shares on that date; or

 .  an amount determined by the Board of Directors.

Any options which have been granted but which expire or terminate unexercised are returned to the plan and may be granted at a later date to any qualified recipient. As of May 31, 1999, there were a total of 126,581 options outstanding under the 1999 Stock Option Plan.

The Compensation Committee of our Board of Directors administers our 1999 Stock Option Plan. The Committee has the authority to interpret the 1999 Stock Option Plan and to determine:

 .  the persons to whom options are granted;

 .  when options are granted;

 .  the number of shares subject to each option;

 . the terms and conditions associated with each option, including the exercise price and the time period during which the option will be exercisable; and

 .  the forms of agreement for use under the 1999 Stock Option Plan.

Our 1999 Stock Option Plan permits the grant of stock options that qualify as ISOs under Section 422 of the Internal Revenue Code, and NSOs which do not so qualify. The exercise price of options granted under our 1999 Stock Option Plan may not be less than 100% of the fair market value of our common stock on the date of grant in the case of ISOs, and not less than 85% of the fair market value of the common stock on the date of grant in the case of NSOs. Also, the exercise price of options granted to a greater than 10% stockholder may not be less than 110% of the fair market value on the date of grant. The value of common stock subject to ISOs that become exercisable by any one employee in any calendar year may not exceed $100,000.

Our Board's Compensation Committee determines the term of each option granted under our 1999 Stock Option Plan; provided, however, that the maximum term of any option granted under the 1999 Stock Option Plan is ten years or, in the case of an option granted to a greater than 10% stockholder, five years. Generally, options granted under our 1999 Stock Option Plan vest and become exercisable over a four-year period. In the event there is a change of control of AltiGen, any unexercised options granted under our 1999 Stock Option Plan may be assumed or substituted by the successor corporation. Any unexercised options not assumed or substituted will become fully vested and exercisable, and the optionee will be provided a fixed time period in which to exercise those options. Any options that remain unexercised at the end of that period will immediately terminate. At its sole discretion, our Board of Directors may terminate or suspend the 1999 Stock Option Plan.

 1999 Employee Stock Purchase Plan

Our 1999 Employee Stock Purchase Plan was adopted in June 1999 by our Board of Directors, subject to stockholders' approval and will be effective upon the completion of this offering. Initially, 500,000 shares of common stock will be reserved for issuance under the 1999 Employee Stock Purchase Plan. An annual increase will be added on the first day of our fiscal year beginning in 2000 equal to the lesser of:

 .  1,000,000 shares;

 .  2% of the outstanding shares on that date; or

 .  an amount determined by the Board of Directors.

The 1999 Employee Stock Purchase Plan, which is intended to qualify under
Section 423 of the Code, will be administered by the Board of Directors or by a committee of the Board. Our employees, including officers and directors of AltiGen who are also employees, or any subsidiary designated by the Board of Directors for participation in the 1999 Employee Stock Purchase Plan, are eligible to participate in the 1999 Employee Stock Purchase Plan if they are customarily employed for more than 20 hours per week and more than five months per year. The 1999 Employee Stock Purchase Plan will be implemented by consecutive offering periods generally six months in duration. However, the first offering period under the 1999 Employee Stock Purchase Plan will commence on the effective date of this offering and terminate on or before July 31, 2001. The Board of Directors may change the dates or duration of one or more offering periods.

The 1999 Employee Stock Purchase Plan permits our eligible employees to purchase shares of common stock through payroll deductions at 85% of the lower of the fair market value of the common stock on the first day of the offering period or a specified exercise date. Participants generally may not purchase shares on any exercise date or stock, to the extent that, immediately after the grant, the participant would own stock or options to purchase stock totaling 5% or more of the total combined voting power of all stock of AltiGen, or greater than $25,000 worth of our stock in any calendar year. In addition, no more than 10,000 shares may be purchased by any participant during any offering period. In the event of a sale or merger of AltiGen, the Board may accelerate the exercise date of the current purchase period to a date prior to the change of control, or the acquiring corporation may assume or replace the outstanding purchase rights under the 1999 Employee Stock Purchase Plan.

                             Principal Stockholders

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of May 31, 1999 and as adjusted to reflect the sale of shares in this offering. The table shows ownership by:

 . each person or entity known to us to own beneficially more than 5% of the shares of our outstanding stock;

 .  each of our directors;

 .  each of our named executive officers; and

 .  all of our directors and executive officers as a group.

The percentage ownership figures are based on 15,932,278 shares of common stock
outstanding as of May 31, 1999 and       shares outstanding after completion of
this offering. The numbers are adjusted to reflect the conversion of all outstanding shares of preferred stock upon the closing of this offering, assuming no exercise of the underwriters' overallotment option, and include the issuance of 328,965 shares of common stock in June 1999 in relation to the conversion of promissory notes.

Unless otherwise indicated, the principal address of each of the stockholders below is: c/o AltiGen Communications, Inc., 47427 Fremont Boulevard, Fremont, California 94538. Except as otherwise indicated in the footnotes to this table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of AltiGen common stock as beneficially owned by them.

                                                    Number of Shares
                                                  Beneficially Owned as       Percent of Shares
                                   Number of       a Result of Options        Beneficially Owned
                              Shares Beneficially Exercisable Within 60 ------------------------------
   Name of Beneficial Owner        Owned(1)       Days of May 31, 1999  Before Offering After Offering
   ------------------------   ------------------- --------------------- --------------- --------------
   Directors and Executive
    Officers
   Gilbert Hu(2) (8).......        2,386,700            1,033,300            14.1%
   Kenneth Tai(3)..........        1,503,125                3,125             9.4
   Wen-Huang (Simon)
    Chang(4) (8)...........        1,000,590                3,125             6.3
   Thomas Shao(5)..........          351,875               21,875             2.2
   Masaharu Shinya.........          200,000                  --              1.3
   Michele Shannon.........           74,796               32,296              *
   Simon Chouldjian(6).....           74,356               41,667             --
   Richard Black...........              --                   --              --
   All directors and
    executive officers as a
    group (8 persons)......        6,066,859            1,165,805            38.1

   5% Stockholders
   Technology Associates
    Corporation(7).........        1,574,174                  --              9.9
   Shing-Kao (Jerry) Liao..          829,380                  --              5.2

-------------------

*  Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of May 31, 1999 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Therefore, for each person, the figure appearing in the column titled "Number of Shares Beneficially Owned" includes the number of shares listed in the column titled "Number of Shares Beneficially Owned as a Result of Options Exercisable Within 60 Days of May 31, 1999".
(2) Includes 20,000 shares registered in the name of Mr. Hu's wife May Kuei-Rong Hu, 166,700 registered in the name of his daughter Michelle Hu, and 166,700 shares registered in the name of his daughter Stephanie Hu.
(3) Includes shares held by the following affiliated entities: 1,000,000 shares registered in the name of InveStar Burgeon Venture Capital, Inc.; 166,667 shares registered in the name of InveStar Dayspring Venture Group, Inc.; 166,667 shares registered in the name of InveStar Excelsus Venture Capital (Int'l) Inc., LDC; and 166,666 shares registered in the name of Forefront Venture Partners, L.P. Director Kenneth Tai is a general partner of all of the above entities and disclaims beneficial ownership of the securities held by the entities except for his proportional interest in the entities.
(4) Includes 250,000 shares registered in the name of Mr. Chang's wife, Hsiang-Li Chang Hu, and 240,000 shares registered in the name of his daughter Ya-Ting Chang.
(5) Includes 300,000 shares registered in the name of Techgains Corporation, of which Mr. Shao is managing director, and 30,000 shares registered in the name of TSS Enterprises. Also includes 18,750 vested, but unexercised, shares held by TSS Enterprises. Mr. Shao disclaims beneficial ownership of the securities held by these entities except for his proportional interest in the entities.
(6) Includes 22,689 shares to be issued in June 1999 upon conversion of promissory notes held by Mr. Chouldjian.
(7) Principal address is 11F 201, Chien Kuo South Road, Section 2, Taipei, Taiwan R.O.C. Includes 234,267 shares registered in the name of affiliated entity Tech Alliance Corporation.
(8) Mr. Hu and Mr. Chang are brothers-in-law.

                              Certain Transactions

Equity Investment Transactions

Series B Preferred Stock. In August 1995 and January 1996, we sold 2,495,286 shares of our series B preferred stock for $0.70 per share. The purchasers of the series B preferred stock included, among others:

                                                              Shares of
   Purchaser                                           Series B Preferred Stock
   ---------                                           ------------------------
   Tricia Chu(1)......................................         200,000
   Shing-Kao (Jerry) Liao.............................         197,680
   Gilbert Hu(2)......................................         133,300
   Hsiang-Li Chang Hu(3)..............................          86,831
   Ya-Ting Chang(3)...................................          86,831
   Nicholas Shih(4)...................................          50,000
   Diana Shih(4)......................................          50,000
   En-Kuang Lung......................................          40,000
   Chang-Hou Lin......................................          39,536

-------------------

(1) Of the 200,000 series B shares purchased by Ms. Chu, 30,000 were subsequently transferred to other individuals.
(2) Mr. Hu subsequently transferred all 133,300 shares to his sister Hsiang-Li Chang Hu.
(3) Hsiang-Li Chang Hu is the spouse, and Ya-Ting Chang is the child, of director Wen-Huang (Simon) Chang. Ms. Chang Hu is the sister of our President and Chief Executive Officer Gilbert Hu.
(4) Nicholas Shih is the son, and Diana Shih is the daughter, of our Vice President of Finance and Administration Tricia Chu.

Series C Preferred Stock. From June 1996 to December 1997, we sold 5,999,995 shares of our series C preferred stock at a weighted average price of $1.31 per share. The purchasers of our series C preferred stock included, among others:

                                                             Shares of
   Purchaser                                          Series C Preferred Stock
   ---------                                          ------------------------
   Entities affiliated with Technology Associates
    Corporation(1)...................................        1,000,000
   Entities affiliated with InveStar Capital,
    Inc.(2)..........................................        1,000,000
   Entities affiliated with Techgains Corpora-
    tion(3)..........................................          560,000
   Shing-Kao (Jerry) Liao............................          265,000
   Masaharu Shinya...................................          200,000
   Wen-Huang (Simon) Chang(4)........................          107,465
   Hsiang-Li Chang Hu(4).............................          103,169
   Ya-Ting Chang(4)..................................           73,169
   Chin-Tzu Lin Wu(5)................................           80,000
   May Kuei-Rong Hu(6)...............................           20,000
   Simon Chouldjian..................................           10,000
   Michele Shannon...................................            5,000

-------------------

(1) Technology Associates Corporation and Tech Alliance Corporation are affiliated. Together, these entities are considered a greater than 5% stockholder of AltiGen.

(2) InveStar Capital, Inc. includes affiliated entities InveStar Burgeon Venture Capital, Inc., InveStar Dayspring Venture Capital Group, Inc., InveStar Excelsus Venture Capital (Int'l) Inc., LDC. and Forefront Venture Partners L.P. Together, these entities are considered a greater than 5% stockholder of AltiGen. Director Kenneth Tai is a general partner of all of the above funds, and disclaims beneficial ownership of the securities held by such entities, except for his proportional interest in the entities.

(3) Techgains Corporation is affiliated with Tekkang Management Consulting Inc. and TSS Enterprises. Together, these entities are considered a greater than 5% stockholder of AltiGen. Director Thomas Shao is a Managing Director of Techgains Corporation and a joint owner and principal of TSS Enterprises.

(4) Hsiang-Li Chang Hu is the spouse, and Ya-Ting Chang is the child, of director Wen-Huang (Simon) Chang. Ms. Chang Hu is the sister of our President and Chief Executive Officer Gilbert Hu.

(5) Chin-Tzu Lin Wu is the mother-in-law of our Vice President of Research and Development En-Kuang Lung.

(6) May Kuei-Rong Hu is the spouse of our President and Chief Executive Officer Gilbert Hu.

Series D Preferred Stock. In April, August and September 1998 and May 1999, we sold a total of 2,376,282 shares of our series D preferred stock at a weighted average price of $5.73 per share. The purchasers of our series D preferred stock included, among others:

                                                             Shares of
   Purchaser                                          Series D Preferred Stock
   ---------                                          ------------------------
   Entities affiliated with Technology Associates
    Corporation(1)...................................         574,174
   Entities affiliated with InveStar Capital,
    Inc.(2)..........................................         500,000
   Entities affiliated with Kanematsu Corpora-
    tion(3)..........................................         214,222
   Wen-Huang (Simon) Chang...........................         140,000

-------------------

(1) Technology Associates Corporation and Tech Alliance Corporation are affiliated. Together, these entities are considered a greater than 5% stockholder of AltiGen.

(2) InveStar Capital, Inc. includes affiliated entities InveStar Burgeon Venture Capital, Inc., InveStar Dayspring Venture Capital Group, Inc., InveStar Excelsus Venture Capital (Int'l) Inc., LDC. and Forefront Venture Partners L.P. Together, these entities are considered a greater than 5% stockholder of AltiGen. Director Kenneth Tai is a general partner of all of the above funds, and disclaims beneficial ownership of the securities held by such entities, except for his proportional interest in the entities.

(3) Kanematsu Corporation, Kanematsu Semiconductor Corporation, and Kanematsu USA, Inc. are affiliated entities. Director Masaharu Shinya formerly was President of Kanematsu Semiconductor Corporation.

Distributor Agreement with Kanematsu Semiconductor Corporation

In a distributor agreement dated as of April 1997, we granted Kanematsu Semiconductor Corporation, a non-exclusive, non-transferable right to market and distribute certain of our products to original equipment manufacturers, system integrators, and dealers in several East and South Asian countries, including Japan, China, Korea, Taiwan, Singapore, the Philippines, and India. At the time we signed this agreement, Mr. Shinya, who is currently one of our directors, was the President of Kanematsu Semiconductor Corporation. In fiscal year 1998, our agreement with Kanematsu Semiconductor generated approximately $82,000 in revenue to us. Unless terminated by written notice provided by either party, the distributor agreement automatically renews on an annual basis.

Employment Contract with Tricia Chu

In March 1999, we entered into an employment contract with Tricia Chu, our Vice President of Finance and Administration. Ms. Chu currently holds options that, when fully vested, will have an aggregate exercise price of $138,000. The contract provides that in the event Ms. Chu is terminated without cause prior to the vesting of all her options, the vesting of any unvested portion will accelerate so that all options then held by her will be immediately vested and exercisable.

                          Description of Capital Stock

Authorized Shares

Immediately following the closing of this offering, our authorized capital
stock will consist of     shares of common stock, $0.001 par value per share,
and     shares of preferred stock, $0.001 par value per share, issuable in series. As of May 31, 1999, and assuming the conversion of all outstanding shares of preferred stock into shares of common stock upon the closing of this offering and including the issuance of 328,965 shares of common stock in June 1999 in relation to the conversion of promissory notes, there were outstanding 15,932,278 shares of common stock held by stockholders.

Common Stock

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as our Board may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon a liquidation, dissolution or winding up of AltiGen, the assets legally available for distribution to stockholders are to be distributed ratably among the holders of the common stock and any participating preferred stock outstanding at the time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Stock

Our Certificate of Incorporation authorizes our Board of Directors to create and issue one or more series of preferred stock and to determine the rights and preferences of each wholly unissued series and any qualifications, limitations or restrictions thereon. Among other rights, our Board may determine, without further vote or action by our stockholders, dividend rights, voting rights, redemption rights, conversion rights, liquidation preferences and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could, among other things, have the effect of delaying, deferring or preventing a change in control of AltiGen without further action by the stockholders, and may adversely affect the voting and other rights of the holders of our common stock. The issuance of preferred stock with voting and conversion rights may have the effect of decreasing the market price of our common stock, and may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others. Upon the completion of this offering, each outstanding share of preferred stock will be converted into a share of common stock, leaving no shares of preferred stock issued or outstanding. At present, we have no plans to issue any shares of preferred stock after the completion of this offering.

Registration Rights

We have entered into registration rights agreements with stockholders who own shares of our common stock issuable upon the conversion of their preferred stock. Under the registration rights agreements, the holders or their transferees are entitled to rights with respect to the registration of these shares under the Securities Act. If we propose to register any of our securities under the Securities Act, either for our own account or the account of other security holders, the holders are entitled to notice of the registration and, subject to certain conditions and limitations, are entitled to include their shares in the registration. The holders' shares may be excluded completely from an initial public offering if certain determinations are made by the underwriters of the offering. In addition, at any time, the holders of at least a majority of the these shares of common stock may require us, on not more than one occasion, to file a registration statement under the Securities Act with respect to the outstanding registrable securities. We are required to use our best efforts to effect the required registration, subject to certain conditions and limitations set forth in the registration rights agreements. Further, the holders of at least 30% of these shares of common stock may require us to file additional registration statements on Form S-3 when the form becomes available to us, subject to conditions and limitations. The expenses incurred in connection with all of these registrations will be borne by us.

Limitations on Director Liability

Our Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, none of our directors will be personally liable to our stockholders for monetary damages, subject to our reincorporation in Delaware. Section 102(b)(7) of the Delaware General Corporation Law provides that a director's liability for breach of fiduciary duty may be eliminated, except for liability:

 . for any breach of the director's duty of loyalty to the corporation or its stockholders;

 . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

 . under Section 174 of the Delaware General Corporation Law, for unlawful dividends or unlawful stock repurchase or redemptions

 . for any transaction from which the director derives an improper personal benefit.

Any amendment to these provisions of the Delaware General Corporation Law will automatically be incorporated by reference into our Certificate of Incorporation, without any vote on the part of our stockholders unless otherwise required.

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Generally, we are required to indemnify our directors and officers for all:

 .  judgments;

 .  fines;

 .  settlements;

 .  legal fees; and

 . other expenses incurred in connection with pending or threatened legal proceedings arising from the director's or officer's position with us.

Delaware law and certain provisions of our certificate of incorporation and bylaws

Certain provisions of Delaware law and our certificate of incorporation and bylaws could make more difficult the acquisition of our company by means of a tender offer, a proxy contest, or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with us. We believe that the benefits of increased protection of our company's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweighs the disadvantages of discouraging such proposals, including proposals that are priced above the then current market value of our common stock, because, among other things, negotiation of such proposals could result in an improvement of their terms.

We are subject to section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date such stockholder became an interested stockholder, unless:

 . prior to such date the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

 . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

 . on or subsequent to such date, the Board of Directors approves the business combination and the stockholders authorize the business combination at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines business combination to include:

 . any merger or consolidation involving the corporation and the interested stockholder;

 . any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

 . subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

 . any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

 . the receipt of the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of our stockholders may be called only by the Board of Directors, certain of our officers or stockholders holding a majority of our outstanding voting securities. Our certificate of incorporation and bylaws also provide that, beginning upon the closing of the offering, our Board of Directors will be divided into three classes, with each class serving staggered three-year terms and that certain amendments of the certificate of incorporation and of the bylaws require the approval of holders of at least 66 2/3% of the voting power of all outstanding stock. These provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Boston EquiServe L.P. Its address is 150 Royal Street, Canton, Massachusetts 02021. Its telephone number at this location is (781) 575-3010.

                        Shares Eligible for Future Sale

Shares Eligible for Future Sale

When this offering is completed, we will have a total of         shares of
common stock outstanding, assuming no exercise of outstanding options. The shares offered by this prospectus will be freely tradeable unless they are purchased by our "affiliates", as defined in Rule 144 under the Securities
Act of 1933. The remaining       shares are "restricted", which means they were
originally sold in offerings that were not subject to a registration statement filed with the Securities and Exchange Commission. These restricted shares may be resold only through registration under the Securities Act of 1933 or under an available exemption from registration, such as provided through Rule 144.

Rule 144

In general, under Rule 144, a person, or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including the holding period of any holder who is not an affiliate, is entitled to sell within any three month period a number of our shares of common stock that does not exceed the greater of:

 .  1% of the then-outstanding shares of our common stock; or

 . the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 are subject to restrictions relating to manner of sale, notice and the availability of current public information about us. Under Rule 144 and subject to certain volume limitations, 219,437 of the restricted shares are immediately eligible for sale upon consummation of this offering, 14,537,818 of the restricted sales will be eligible for sale beginning the 181st day after the date of this offering, and 1,158,294 will become saleable in May 2000.

A person who is not deemed an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned shares for at least two years, including the holding period of any prior owner who is not an affiliate, would be entitled to sell shares following this offering under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144.

Rule 701 and Options

Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of or consultant to AltiGen who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling such shares. However, all shares issued by us pursuant to Rule 701 are subject to lock-up provisions and will only become eligible for sale upon the expiration of 180 days after this offering.

Immediately after this offering, we intend to file a registration statement under the Securities Act covering shares of common stock subject to outstanding options or issued or issuable under our 1994 Stock Option Plan, 1999 Stock Option Plan, 1998 Stock Purchase Plan and our 1999 Employee Stock Purchase Plan. Based on the number of shares subject to outstanding options at May 31, 1999, and currently reserved for issuance under all such plans, such registration statement would cover approximately 7,525,800 shares. Such registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180-day lock-up agreements expire. Also beginning 180 days after the date of this offering, certain holders of shares of common stock will be entitled to certain rights with respect to registration of such shares of common stock for offer and sale to the public. See "Description of Capital Stock--Registration Rights".

Lock-up Agreements

The holders of           shares of common stock have agreed to a 180-day "lock-
up" with respect to these shares. This generally means that they cannot sell these shares during the 180 days following the date of this prospectus. See "Underwriting" for additional details. After the 180-day lock-up period, these shares may be sold in accordance with Rule 144.

                                  Underwriting

We have entered into an underwriting agreement with the underwriters named below. CIBC World Markets Corp., Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, and FAC/Equities, a division of First Albany Corporation, are acting as representatives of the underwriters.

The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

   Underwriter                                                  Number of Shares
   -----------                                                  ----------------
   CIBC World Markets Corp.....................................
   Dain Rauscher Wessels ......................................
   FAC/Equities................................................
                                                                     ------
    Total......................................................
                                                                     ======

This is a firm commitment underwriting. This means that the underwriters have agreed to purchase all of the shares offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

The shares should be ready for delivery on or about        , 1999 against
payment in immediately available funds.      is the      th business day
following the date of this prospectus. The   th day settlement may affect the
trading of the shares on the date of this prospectus and on the [     ]
following business day[s]. The representatives have advised AltiGen that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to other securities dealers at
such price less a concession of $    per share. The underwriters may also
allow, and such dealers may reallow, a concession not in excess of $    per
share to other dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

AltiGen has granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus,
permits the underwriters to purchase a maximum of          additional shares
from AltiGen to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the initial public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price
to public will be $       , and the total proceeds to AltiGen will be $       .
The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter's initial amount reflected in the foregoing table.

The following table provides information regarding the amount of the discount to be paid to the underwriters by us.

                                Total without Exercise
                                  of Over-Allotment    Total with Full Exercise
                      Per Share         Option         of Over-Allotment Option
                      --------- ---------------------- ------------------------
   AltiGen...........   $             $                       $

AltiGen estimates that its total expenses of the offering, excluding the
underwriting discount, will be approximately $      .

AltiGen has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

AltiGen, its officers and directors, and substantially all of its stockholders have agreed to a 180-day "lock up" with respect to shares of common stock and certain other of AltiGen securities that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This "lock up" means that, subject to certain exceptions, for a period of 180 days following the date of this prospectus, AltiGen and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of CIBC World Markets Corp.

The representatives have informed AltiGen that they do not expect discretionary sales by the underwriters to exceed five percent of the shares offered by this prospectus.

The underwriters have reserved for sale up to           shares for employees,
directors and certain other persons associated with AltiGen. These reserved shares will be sold at the initial public offering price that appears on the cover page of this prospectus. The number of shares available for sale to the general public in the offering will be reduced to the extent reserved shares are purchased by such persons. The underwriters will offer to the general public, on the same terms as other shares offered by this prospectus, any reserved shares that am not purchased by such persons.

There is no established trading market for the shares. The offering price for the shares has been determined by and the representatives and us, based on the following factors:

 .  our record of operations;

 .  our current financial position and future prospects;

 .  the experience of our management;

 .  the economics of our industry in general; and

 .  the character of the equities markets.

Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

 . Stabilizing transactions--The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

 . Over-allotments and syndicate covering transactions--The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

 . Penalty bids--If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Neither AltiGen nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur the Nasdaq National Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

AltiGen and the underwriters expect that the shares will be ready for delivery
on the    th business day following the date of this prospectus. Under
Securities and Exchange Commission regulations, secondary market trades are required to settle in three business days following the trade date (commonly referred to as "T+3"), unless the parties to the trade agree to a different
settlement cycle. As noted above, the shares will settle in T+   . Therefore,
purchasers who wish to trade on the date of this prospectus or during the next succeeding business day[s] must specify an alternate settlement cycle at the time of the trade to prevent a failed settlement. Purchasers of the shares who wish to trade shares on the date of this prospectus or during the next succeeding business day[s] should consult their own advisors.

                                 Legal Matters

The validity of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Pillsbury Madison & Sutro LLP, Palo Alto, California, is acting as counsel for the underwriters in connection with various legal matters relating to the shares of common stock offered by this prospectus.

                                    Experts

The consolidated financial statements and schedule included in this Prospectus or elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      Where Can You Find More Information

We have filed a registration statement on Form S-1 with the Securities and Exchange Commission in connection with this offering. In addition, upon completion of the offering, we will be required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents filed by us at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's Internet site at "http://www.sec.gov".

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of ours, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

This prospectus includes statistical data that were obtained from an industry publication generated by International Data Corporation and Frost & Sullivan. These industry publications generally indicate that the authors of these publications have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. While Altigen believe these industry publications to be reliable, AltiGen has not independently verified their data.

                          Altigen Communications, Inc.

                   Index To Consolidated Financial Statements

                                                                            Page
                                                                            ----
Report of Independent Public Accountants................................... F-2

Consolidated Balance Sheets................................................ F-3

Consolidated Statements of Operations...................................... F-4

Consolidated Statements of Shareholders' Equity............................ F-5

Consolidated Statements of Cash Flows...................................... F-6

Notes to Consolidated Financial Statements................................. F-7

                    Report of Independent Public Accountants

To AltiGen Communications, Inc.:

We have audited the accompanying consolidated balance sheets of AltiGen Communications, Inc. (a California corporation) and subsidiary as of September 30, 1997 and 1998 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AltiGen Communications, Inc. and subsidiary as of September 30, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1998 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Jose, California
November 20, 1998

                          AltiGen Communications, Inc.

                          Consolidated Balance Sheets

                                              September 30,
                                         ------------------------   March 31,
                                            1997         1998          1999
                                         -----------  -----------  ------------
                                                                   (Unaudited)
ASSETS

Current assets:
 Cash and cash equivalents.............  $ 1,987,869  $ 7,003,569  $  4,243,430
 Short-term investments................    1,105,538    1,053,060            --
 Accounts receivable, net of allowances
  of $41,000, $133,000 and $266,000,
  respectively.........................      438,015    1,190,291     1,334,187
 Inventories...........................      846,178    1,294,080     1,706,883
 Prepaid expenses and other current
  assets...............................       85,199      175,248       378,571
                                         -----------  -----------  ------------
  Total current assets.................    4,462,799   10,716,248     7,663,071
                                         -----------  -----------  ------------
Property and equipment:
 Furniture and equipment...............      305,291      528,448       814,505
 Computer software.....................       78,211      295,947       440,842
                                         -----------  -----------  ------------
                                             383,502      824,395     1,255,347
 Less: Accumulated depreciation........     (131,830)    (271,241)     (397,123)
                                         -----------  -----------  ------------
  Net property and equipment...........      251,672      553,154       858,224
                                         -----------  -----------  ------------
                                         $ 4,714,471  $11,269,402  $  8,521,295
                                         ===========  ===========  ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable......................  $   188,016  $   441,457  $    381,888
 Notes payable.........................      278,573      365,687       378,485
 Accrued liabilities--
  Payroll and related benefits.........       47,807       91,160       178,011
  Warranty.............................      139,000      474,410       705,101
  Other................................       92,362      187,722       125,513
 Deferred revenue......................      182,168      458,078       650,575
                                         -----------  -----------  ------------
Total current liabilities..............      927,926    2,018,514     2,419,573
                                         -----------  -----------  ------------
Commitments (Note 4)
Shareholders' equity:
 Convertible preferred stock, no par
  value; aggregate liquidation
  preference of $16,846,388 at
  September 30, 1998 and March 31, 1999
  (unaudited); Authorized--20,000,000
  shares; Outstanding (Series A, B, C
  and D) 10,817,677 shares at September
  30, 1997, 12,772,090 shares at
  September 30, 1998 and March 31, 1999
  (unaudited)..........................    9,671,242   18,882,198    18,882,198
 Common stock, no par value
  Authorized--40,000,000 shares
  Outstanding--1,338,770 shares at
   September 30, 1997, 1,454,811 shares
   at September 30, 1998,
   1,985,165 shares at March 31, 1999
   (unaudited).........................       21,712      186,300     2,152,115
 Deferred stock compensation...........           --     (116,250)   (1,938,613)
 Accumulated deficit...................   (5,906,409)  (9,701,360)  (12,993,978)
                                         -----------  -----------  ------------
  Total shareholders' equity...........    3,786,545    9,250,888     6,101,722
                                         -----------  -----------  ------------
                                         $ 4,714,471  $11,269,402  $  8,521,295
                                         ===========  ===========  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                          AltiGen Communications, Inc.

                     Consolidated Statements of Operations

                                                                Six Months Ended March
                           Fiscal Year Ended September 30,                31,
                         -------------------------------------  ------------------------
                            1996         1997         1998         1998         1999
                         -----------  -----------  -----------  -----------  -----------
                                                                      (Unaudited)

Revenues, net........... $   229,277  $ 1,378,528  $ 3,889,336  $ 1,509,939  $ 2,356,242
Cost of revenues........     238,697    1,039,721    2,519,794    1,186,958    1,223,581
                         -----------  -----------  -----------  -----------  -----------
 Gross profit (loss)....      (9,420)     338,807    1,369,542      322,981    1,132,661
Operating expenses:
 Research and develop-
  ment..................     753,160    1,497,860    1,927,433      799,159    2,035,708
 Sales and marketing....     445,442    1,447,905    2,770,090    1,105,926    1,778,990
 General and administra-
  tive..................     546,838      718,139      674,626      339,055      701,535
 Deferred stock compen-
  sation................         --           --        38,750          --       107,946
                         -----------  -----------  -----------  -----------  -----------
  Total operating ex-
   penses...............   1,745,440    3,663,904    5,410,899    2,244,140    4,624,179
                         -----------  -----------  -----------  -----------  -----------
Loss from operations....  (1,754,860)  (3,325,097)  (4,041,357)  (1,921,159)  (3,491,518)
Interest and other in-
 come, net..............     123,700      206,315      246,406       89,375      198,900
                         -----------  -----------  -----------  -----------  -----------
Net loss................ $(1,631,160) $(3,118,782) $(3,794,951) $(1,831,784) $(3,292,618)
                         ===========  ===========  ===========  ===========  ===========
 Basic net loss per
  share................. $     (1.28) $     (2.34) $     (2.75) $     (1.37) $     (1.91)
                         ===========  ===========  ===========  ===========  ===========
 Shares used in comput-
  ing basic net loss per
  share.................   1,272,040    1,330,176    1,378,019    1,338,770    1,721,097
                         ===========  ===========  ===========  ===========  ===========
 Unaudited pro forma ba-
  sic net loss per
  share.................                           $     (0.29) $     (0.15) $     (0.23)
                                                   ===========  ===========  ===========
 Shares used in comput-
  ing unaudited pro
  forma basic net loss
  per share.............                            13,069,080   12,495,997   14,493,187
                                                   ===========  ===========  ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                          AltiGen Communications, Inc.

                Consolidated Statements of Shareholders' Equity

                              Convertible
                            Preferred Stock         Common Stock       Deferred                      Total
                         ---------------------- --------------------    Stock      Accumulated   Shareholders'
                           Shares     Amount     Shares     Amount   Compensation    Deficit        Equity
                         ---------- ----------- --------- ---------- ------------  ------------  -------------
BALANCE,
 SEPTEMBER 30, 1995.....  5,098,142 $ 3,158,714 1,263,187 $   17,354 $       --    $ (1,156,467)  $ 2,019,601
 Issuance of Series B
  convertible preferred
  stock.................    127,000      88,900       --         --          --             --         88,900
 Issuance of Series C
  convertible preferred
  stock.................  3,100,005   3,100,005       --         --          --             --      3,100,005
 Exercise of stock
  options...............        --          --     22,708      1,186         --             --          1,186
 Net loss...............        --          --        --         --                  (1,631,160)   (1,631,160)
                         ---------- ----------- --------- ---------- -----------   ------------   -----------
BALANCE,
 SEPTEMBER 30, 1996.....  8,325,147   6,347,619 1,285,895     18,540         --      (2,787,627)    3,578,532
 Issuance of Series C
  convertible preferred
  stock.................  2,492,530   3,323,623       --         --          --             --      3,323,623
 Exercise of stock
  options...............        --          --     52,875      3,172         --             --          3,172
 Net loss...............        --          --        --         --          --      (3,118,782)   (3,118,782)
                         ---------- ----------- --------- ---------- -----------   ------------   -----------
BALANCE,
 SEPTEMBER 30, 1997..... 10,817,677   9,671,242 1,338,770     21,712         --      (5,906,409)    3,786,545
 Issuance of Series C
  convertible preferred
  stock.................    407,460   1,426,123       --         --          --             --      1,426,123
 Issuance of Series D
  convertible preferred
  stock.................  1,546,953   7,784,833       --         --          --             --      7,784,833
 Exercise of stock
  options...............        --          --    116,041      9,588         --             --          9,588
 Deferred stock
  compensation..........        --          --        --     155,000    (155,000)           --            --
 Amortization of de-
  ferred stock compensa-
  tion..................        --          --        --         --       38,750                       38,750
 Net loss...............        --          --        --         --          --      (3,794,951)   (3,794,951)
                         ---------- ----------- --------- ---------- -----------   ------------   -----------
BALANCE,
 SEPTEMBER 30, 1998..... 12,772,090  18,882,198 1,454,811    186,300    (116,250)    (9,701,360)    9,250,888
Unaudited:
 Exercise of stock
  options...............        --          --    530,354     35,506         --             --         35,506
 Deferred stock
  compensation..........        --          --        --   1,930,309  (1,930,309)           --            --
 Amortization of de-
  ferred stock compensa-
  tion..................        --          --        --         --      107,946            --        107,946
 Net loss...............        --          --        --         --          --      (3,292,618)   (3,292,618)
                         ---------- ----------- --------- ---------- -----------   ------------   -----------
BALANCE,
 MARCH 31, 1999
 (Unaudited)............ 12,772,090 $18,882,198 1,985,165 $2,152,115 $(1,938,613)  $(12,993,978)  $ 6,101,722
                         ========== =========== ========= ========== ===========   ============   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                          AltiGen Communications, Inc.

                     Consolidated Statements of Cash Flows

                                                                  For the Six Months
                           Fiscal Year Ended September 30,          Ended March 31,
                         -------------------------------------  ------------------------
                            1996         1997         1998         1998         1999
                         -----------  -----------  -----------  -----------  -----------
                                                                      (Unaudited)

CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net loss............... $(1,631,160) $(3,118,782) $(3,794,951) $(1,831,784) $(3,292,618)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
  Depreciation..........      32,390       75,382      139,411       57,215      125,882
  Amortization of
   deferred stock
   compensation.........         --           --        38,750          --       107,946
  Provision for accounts
   receivable
   allowance............      10,000       31,000       92,000       20,605      132,779
  Provision for excess
   and obsolete
   inventories..........      94,000      187,000      418,000      301,000       96,000
  Increase in notes
   payable..............       4,315      274,258       87,114       40,885       12,798
 Changes in operating
  assets and
  liabilities:
  Accounts receivable...    (175,426)    (303,589)    (844,276)    (195,658)    (276,675)
  Inventories...........    (242,778)    (679,595)    (865,902)    (301,109)    (508,803)
  Prepaid expenses and
   other current
   assets...............      20,760      (70,824)     (90,049)      73,158     (203,323)
  Accounts payable......      30,585      145,583      253,441       62,559      (59,569)
  Accrued liabilities...      34,901      195,868      474,123      193,288      255,333
  Deferred revenue......      54,048      128,120      275,910      (12,605)     192,497
                         -----------  -----------  -----------  -----------  -----------
  Net cash used in
   operating
   activities...........  (1,768,365)  (3,135,579)  (3,816,429)  (1,592,446)  (3,417,753)
                         -----------  -----------  -----------  -----------  -----------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Proceeds from sale of
  short-term
  investments...........   2,340,441      371,000       52,478       81,631    1,053,060
 Purchases of short-term
  investments...........  (1,657,096)  (1,138,538)         --           --           --
 Purchases of property
  and equipment.........     (42,161)    (249,644)    (440,893)     (83,427)    (430,952)
                         -----------  -----------  -----------  -----------  -----------
  Net cash provided by
   (used in) investing
   activities...........     641,184   (1,017,182)    (388,415)      (1,796)     622,108
                         -----------  -----------  -----------  -----------  -----------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Net proceeds from
  issuance of
  convertible preferred
  stock.................   3,188,905    3,323,623    9,210,956    1,426,123          --
 Net proceeds from
  issuance of common
  stock.................       1,186        3,172        9,588          --        35,506
                         -----------  -----------  -----------  -----------  -----------
  Net cash provided by
   financing
   activities...........   3,190,091    3,326,795    9,220,544    1,426,123       35,506
                         -----------  -----------  -----------  -----------  -----------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS............   2,062,910     (825,966)   5,015,700     (168,119)  (2,760,139)
CASH AND CASH
 EQUIVALENTS, BEGINNING
 OF PERIOD..............     750,925    2,813,835    1,987,869    1,987,869    7,003,569
                         -----------  -----------  -----------  -----------  -----------
CASH AND CASH
 EQUIVALENTS, END OF
 PERIOD................. $ 2,813,835  $ 1,987,869  $ 7,003,569  $ 1,819,750  $ 4,243,430
                         ===========  ===========  ===========  ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                          AltiGen Communications, Inc.

                   Notes to Consolidated Financial Statements
                               September 30, 1998
              (All information as of and for the six months ended
                     March 31, 1998 and 1999 is unaudited)

1. ORGANIZATION OF THE COMPANY:

AltiGen Communications, Inc. (the "Company") was incorporated in California on May 18, 1994 and began operations in July of that year. The Company designs, manufactures, and markets server-based telecommunications systems that allow businesses to use the Internet and the Public Switched Telephone Network interchangeably to carry voice and data communications.

The Company is subject to the risks associated with early stage technology companies. These risks include, but are not limited to: history of losses, limited operating history, dependence on a smaller number of key individuals, customers and suppliers, competition from larger, more established companies, the continued need for additional financing, the impact of rapid technological changes and changes in customer demand/requirements. There is no assurance that the Company's efforts will be successful.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation and Fiscal Year-End

The Company's consolidated financial statements for the six months ended March 31, 1999 reflect the operations of the Company and its wholly owned subsidiary. The subsidiary is located in Shanghai, China and was incorporated in November 1998. All significant intercompany transactions and balances have been eliminated. The Company's fiscal year-end is September 30. Unless otherwise stated, all references to 1998, 1997, and 1996 refer to the twelve months ended September 30 of that year.

Unaudited Interim Financial Data

The unaudited consolidated financial statement data as of March 31, 1999 and for the six months ended March 31, 1998 and 1999 have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. The Company performs ongoing credit evaluations of its customers' financial condition and requires letters of credit whenever deemed necessary to help reduce its credit risk. Additionally, the Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends related to past losses and other information. As of September 30, 1997 and 1998, approximately 65% and 66%, respectively, of accounts receivable were concentrated with ten customers.

                          AltiGen Communications, Inc.

The Company's purchases are concentrated with three suppliers and certain key components of the Company's products are sole sourced. For fiscal years 1996, 1997, 1998 and for the six months ended March 31 1999 these three suppliers provided 73%, 72%, 78% and 73%, respectively, of all raw materials purchased. Loss of one of these suppliers could adversely impact the Company's operations.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less from the date of purchase to be cash equivalents. Investments in highly liquid financial instruments with original maturities greater than three months but less than one year are classified as short-term investments. As of September 30, 1998, the Company's cash and cash equivalents consisted of cash deposited in checking, money market accounts and a mutual fund and short-term investments consisted of a certificate of deposit with an original maturity of one year. The certificate of deposit matured in October 1998. For fiscal years 1996, 1997, and 1998, the Company did not make any cash payments for interest or income taxes.

Inventories

Inventories (which include costs associated with components assembled by third-party assembly manufacturers, as well as internal labor and overhead) are stated at the lower of cost (first-in, first-out) or market. Provisions, when required, are made to reduce excess and obsolete inventories to their estimated net realizable values. Provisions for excess and obsolete inventory totaled approximately $94,000, $187,000 and $418,000 for fiscal years 1996, 1997 and 1998, respectively, and $301,000 and $96,000 for the six months ended March 31, 1998 and 1999, respectively. The components of inventories include:

                                                    September 30,
                                                 -------------------  March 31,
                                                   1997      1998       1999
                                                 -------- ---------- -----------
                                                                     (Unaudited)

   Raw materials................................ $529,632 $  966,516 $  986,208
   Work-in-progress.............................   41,088        --     198,073
   Finished goods...............................  275,458    327,564    522,602
                                                 -------- ---------- ----------
                                                 $846,178 $1,294,080 $1,706,883
                                                 ======== ========== ==========

Prepaid Royalties

The Company is in the process of developing a multifunction resource card which contains certain third party proprietary technology. In connection with the development of this product, the Company prepaid royalty payments to the developer of this technology totaling $100,000 and $250,000 as of September 30, 1998 and March 31, 1999 (unaudited), respectively. The prepayments are included in prepaid expenses and other current assets in the accompanying consolidated balance sheets and will be amortized against future product shipments. Royalty payments will be determined based on 40% of the profit (as defined) realized from the Company's sales of this product. Such sales are expected to commence in the third quarter of fiscal 1999.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets which is three years. Depreciation expense for fiscal years 1996, 1997, 1998 was $32,000, $75,000 and $139,000, respectively. All repairs and maintenance costs are expensed as incurred.

                          AltiGen Communications, Inc.

Software Development Costs

In accordance with Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," the Company capitalizes eligible computer software development costs upon the establishment of technological feasibility, which it has defined as completion of a working model. The amount of costs eligible for capitalization, after consideration of factors such as realizable value, were not material and, accordingly, all software development costs have been charged to research and development expense in the accompanying consolidated statements of operations.

Stock-Based Compensation

The Company has adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," which establishes a fair value method of accounting for stock-based compensation plans. As allowed under the provisions of SFAS No. 123, the Company applies APB Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock option plan (see Note 5 for a discussion of compensation cost recorded related to certain employee stock options granted).

Revenue Recognition

Product revenues consist of sales to end users, including dealers, and to distributors. Revenues from product sales to end users are recognized upon shipment. The Company provides for estimated sales returns and allowances and warranty costs related to such sales at the time of shipment. Sales to distributors are made under terms allowing certain rights of return and protection against subsequent price declines on the Company's products held by the distributors. Pursuant to the Company's distributor agreements, the Company assumes its distributors' financial exposure related to the impact on distributor margin of price reductions as well as for products at distributors that are slow moving or have been discontinued. These agreements, which may be canceled by either party based on a specified notice, generally contain a provision for the return of the Company's products in the event the agreement with the distributor is terminated. Accordingly, the Company defers recognition of revenues and the proportionate costs of revenues derived from sales to distributors until such distributors resell the Company's products to their customers. The amounts deferred as a result of this policy are reflected as "deferred revenue" in the accompanying consolidated balance sheets.

For fiscal years 1996, 1997, 1998 and for the six months ended March 31, 1999, sales to four distributors of the Company's products accounted for approximately 24%, 25%, 46% and 56% of net revenues, respectively.

The following customers accounted for more than 10% of net revenues:

                                                       Fiscal Year
                                                          Ended
                                                      September 30,     Six Months
                                                      ----------------  Ended March
                                                      1996  1997  1998   31, 1999
                                                      ----  ----  ----  -----------
                                                                        (Unaudited)
Customer A...........................................  --    10%   24%       27%
Customer B...........................................  --    --    --        21%
Customer C...........................................  24%   --    14%       --

Revenues derived from sales to customers outside of the United States, primarily in Japan, accounted for approximately 4%, 11%, 7% and 11% of the Company's net revenues for fiscal years 1996, 1997, 1998 and for the six months ended March 31, 1999, respectively.

                          AltiGen Communications, Inc.

Computation of Basic Net Loss Per Share and Pro Forma Basic Net Loss Per Share

Historical net loss per share has been calculated under Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." SFAS No. 128 requires companies to compute earnings per share under two methods (basic and diluted). Basic net loss per share is calculated by dividing net loss by the weighted average shares of common stock outstanding during the period. No diluted loss per share information has been presented in the accompanying consolidated statements of operations since potential common shares from the conversion of preferred stock, stock options and warrants are antidilutive. The Company evaluated the requirements of the Securities and Exchange Commission Staff Accounting Bulletin No. 98 ("SAB"), and concluded that there are no nominal issuances of common stock or potential common stock which would be required to be shown as outstanding for all periods presented herein as outlined in SAB 98.

Unaudited pro forma basic net loss per share has been calculated assuming the conversion of the outstanding preferred stock into an equivalent number of shares of common stock, as if the shares had been converted on the dates of their issuance.

Comprehensive Income

In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and presentation of comprehensive income. SFAS No. 130, which was adopted by the Company in the first quarter of 1998, requires companies to report a new measurement of income. "Comprehensive Income (Loss)" is to include as other comprehensive income foreign currency translation gains and losses and other unrealized gains and losses that have historically been excluded from net income (loss) and reflected instead in equity. The Company does not have any items of other comprehensive income and is, therefore, not required to report comprehensive income.

Segment Reporting

In June 1997, the Financial Accounting Standards Board also issued SFAS No.131 "Disclosures About Segments of an Enterprise and Related Information." ("SFAS No. 131"). SFAS No. 131 was adopted by the Company beginning on October 1, 1997. SFAS No. 131 establishes standards for disclosures about operating segments, products and services, geographic areas and major customers. The Company is organized and operates as one operating segment. The Company operates primarily in one geographic area, the United States.

Financial Instruments

In June 1998, FASB also issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement establishes accounting and reporting standards, requiring every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Statement must be applied to derivative instruments and to certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after September 30, 1997. In management's opinion, the impact of adopting SFAS No. 133 on the financial statements will not be material.

3. NOTES PAYABLE:

As of September 30, 1998, the Company has non-interest-bearing notes payable of $365,687 outstanding to consultants in exchange for services received by the Company primarily during fiscal years 1996 and 1997.

                          AltiGen Communications, Inc.

The Company has agreed to issue a total of 327,121 shares of preferred stock at the fair market value on the date of the issuance of the notes which is $0.70- $5.20 per share as payment for the notes.

4. COMMITMENTS:

The Company leases its facilities under operating lease agreements expiring through February 2002. Rent expense for all operating leases totaled approximately $74,000, $125,000 and $167,000 for fiscal years 1996, 1997 and 1998, respectively. Minimum future lease payments under all noncancellable operating leases as of March 31, 1999 are as follows (Unaudited):

       1999............................................................ $264,000
       2000............................................................  331,000
       2001............................................................   27,000
                                                                        --------
                                                                        $622,000
                                                                        ========

5. CAPITAL STOCK:

Convertible Preferred Stock

Preferred stock consists of the following:

                                                  September 30,
                                               -------------------  March 31,
                                                 1997      1998       1999
                                               --------- --------- -----------
                                                                   (Unaudited)

   Series A, 2,729,856 shares authorized,
    2,729,856 shares outstanding at September
    30, 1997 and 1998 and March 31, 1999.....  1,500,914 1,500,914  1,500,914
   Series B, 2,495,286 shares authorized,
    2,495,286 shares outstanding at September
    30, 1997 and 1998 and March 31, 1999.....  1,746,700 1,746,700  1,746,700
   Series C, 5,999,995 shares authorized,
    5,592,535 shares outstanding at September
    30, 1997, 5,999,995 shares outstanding at
    September 30, 1998 and March 31, 1999....  6,423,628 7,849,751  7,849,751
   Series D, 6,000,000 shares authorized,
    1,546,953 shares outstanding at September
    30, 1998 and March 31, 1999..............        --  7,784,833  7,784,833

The rights and preferences of the outstanding series A, B, C and D preferred stock are as follows:

 Dividends

The holders of series A, B, C and D preferred stock are entitled to receive non-cumulative dividends at an annual rate of $0.05, $0.07, $0.10 and $0.50 per share, respectively. Such dividends shall be payable only when, as, and if declared by the Board of Directors. No dividends shall be payable on any common stock until dividends to series A, B, C and D preferred stock have been paid or declared by the Board of Directors. Additionally, no dividends shall be paid or declared for any series of preferred stock unless at the same time a like proportionate dividend, ratably in proportion to the respective annual dividend rates fixed therefore, is paid and declared for the shares of all other series preferred stock. As of September 30, 1998 and March 31, 1999 (unaudited), no dividends have been declared.

                          AltiGen Communications, Inc.

 Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company, holders of series A, B, C and D preferred stock are entitled to receive, in preference to holders of common stock, the amounts of $0.50, $0.70, $1.00 and $5.00 per share, respectively, plus all declared but unpaid dividends. Such amounts will be adjusted for any stock split, stock dividends and recapitalizations. After payment of the above amounts, holders of common stock are entitled to receive the amount of $0.50 per share, adjusted for any stock split, stock dividends and recapitalizations. If such amounts are not available to sufficiently satisfy the full preferential amount, the entire assets of the Company will be distributed to the preferred shareholders in proportion to their aggregate liquidation preference of the shares of preferred stock held. After payment to the holders of preferred stock and common stock of the above preferential amounts, the entire remaining assets and funds of the Company shall be distributed to the holders of common stock and preferred stock in proportion to the shares of common stock and preferred stock, on an as-converted basis, held by these holders.

 Voting Rights

The holders of the series A, B, C and D preferred stock are entitled to the number of votes equal to the number of shares of common stock into which such preferred stock is convertible.

 Conversion

Each share of series A, B, C and D preferred stock is convertible into one share of common stock at (a) the date specified by vote or written consent by preferred shareholders of at least two-thirds of outstanding preferred stock or
(b) the consummation of the Company's sale of common stock in an underwritten public offering which results in aggregate cash proceeds to the Company in excess of $10,000,000 and the public offering price is not less than $5.00 per share. The conversion rate is subject to adjustment for dilution, including, but not limited to, stock splits, stock dividends and stock combinations.

Common Stock

According to the Company's amended Articles of Incorporation, the Company is authorized to issue 40,000,000 shares of common stock. At September 30, 1998, the Company had reserved the following shares for future issuance:

   Conversion of Series A outstanding preferred stock................  2,729,856
   Conversion of Series B outstanding preferred stock................  2,495,286
   Conversion of Series C outstanding preferred stock................  5,999,995
   Conversion of Series D outstanding preferred stock................  1,546,953
   Reserved for consultants..........................................    327,121
   1994 Stock Option Plan............................................  3,264,626
                                                                      ----------
                                                                      16,363,837
                                                                      ==========

1998 Stock Purchase Plan

In June 1999, the Company ratified the 1998 Stock Purchase Plan and authorized the issuance of 25,800 shares of Series D preferred stock to employees, consultants and directors. The price of each preferred share purchased under the 1998 Stock Purchase Plan may not be less than 85% of the fair market value at the time of purchase and, in the case of a purchase by a greater than 10% shareholder, the price may not be less than 110% of the fair market value. All shares available under the 1998 Stock Purchase Plan were sold during fiscal year 1998.

                          AltiGen Communications, Inc.

Stock Option Plans

In October 1994, the Company adopted the 1994 Stock Option Plan (the "1994 Plan") and authorized the issuance of 3,500,000 shares, as amended, thereunder to employees, directors, and consultants. Under the 1994 Plan, the Board of Directors may grant incentive and nonqualified stock options to employees, directors, and consultants of the Company. The exercise price per share for an incentive stock option cannot be less than 100% of the fair market value, as determined by the Board of Directors, on the date of grant. The exercise price per share for nonqualified stock options cannot be less than the 85% of the fair market value, as determined by the Board of Directors, on the date of grant. Also, the exercise price of options granted to a greater than 10% shareholder may not be less than 110% of the fair market value on the date of grant. The value of common stock subject to incentive stock options that become exercisable by any one employee in any calendar year may not exceed $100,000. Options generally vest over a four year period and generally expire ten years after the date of grant.

In 1999, the Company adopted the 1999 Stock Option Plan (the "1999 Plan") and authorized the issuance of 2,500,000 shares to employees, directors and consultants. Under the 1999 Plan, the Board of Directors may grant incentive and nonqualified stock options to employees, directors and consultants of the Company. The exercise price per share for an incentive stock option cannot be less than 100% of the fair market value, as determined by the Board of Directors, on the date of grant. The exercise price per share for a nonqualified stock option cannot be less than 85% of the fair market value, as determined by the Board of Directors, on the date of grant. Also, the exercise price of options granted to a greater than 10% shareholder may not be less than 110% of the fair market value on the date of grant. The value of common stock subject to incentive stock options that become exercisable by any one employee in any calendar year may not exceed $100,000. Options under this plan generally vest over a four year period and generally expire ten years after the date of grant. Option activity under the 1994 and 1999 Plans was as follows:

                                                                        Weighted
                                                                        Average
                                                              Options   Exercise
                                                            Outstanding  Price
                                                            ----------- --------
   September 30, 1995......................................    380,000   $0.05
    Authorized.............................................        --      --
    Granted................................................  1,046,301    0.07
    Exercised..............................................    (20,208)   0.05
    Canceled...............................................    (18,500)   0.06
                                                             ---------   -----
   September 30, 1996......................................  1,387,593    0.07
    Authorized.............................................        --      --
    Granted................................................    168,000    0.10
    Exercised..............................................    (55,375)   0.06
    Canceled...............................................    (88,125)   0.06
                                                             ---------   -----
   September 30, 1997......................................  1,412,093    0.07
    Granted................................................  1,430,452    0.27
    Exercised..............................................   (116,041)   0.08
    Canceled...............................................    (26,000)   0.31
                                                             ---------   -----
   September 30, 1998......................................  2,700,504    0.17
    Unaudited:
    Authorized.............................................        --      --
    Granted................................................    641,500    1.91
    Exercised..............................................   (530,354)   0.07
    Canceled...............................................    (94,806)   0.28
                                                             ---------   -----
   March 31, 1999 (Unaudited)..............................  2,716,844   $0.60
                                                             =========   =====

                          AltiGen Communications, Inc.

                                                                     Weighted
                                                        Number of    Average
                                                         Options  Exercise Price
                                                        --------- --------------
   Exercisable at September 30, 1997...................   830,133     $0.06
   Exercisable at September 30, 1998................... 1,243,657     $0.09
   Exercisable at March 31, 1999 (Unaudited)........... 1,393,182     $0.14

The following table summarizes information concerning outstanding and exercisable options at September 30, 1998:

                   Options Outstanding                      Options Exercisable
     -------------------------------------------------------------------------------
                                                           Number
                    Number     Weighted                  Exercisable
                Outstanding at  Average     Weighted         at          Weighted
     Exercise   September 30,  Remaining    Average     September 30,    Average
      Prices         1998        Life    Exercise Price     1998      Exercise Price
     --------   -------------- --------- -------------- ------------- --------------
     $0.05-
      $0.07       1,135,760      5.97        $0.06          945,474       $0.06
      0.10-
       0.14       1,027,962      5.84         0.16          256,297        0.14
      0.35-
       0.52         536,782      8.55         0.42           41,886        0.46
     ------       ---------      ----        -----        ---------       -----
     $0.05-
      $0.52       2,700,504      6.45        $0.17        1,243,657       $0.09
     ======       =========      ====        =====        =========       =====

The Company accounts for the Plan under APB Opinion No. 25, "Accounting for Stock Issued to Employees." Had compensation expense for the Plan been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net loss and basic net loss per share would have been increased to the following pro forma amounts (in thousands, except per share amounts):

                                            Fiscal Year Ended September 30,
                                          -------------------------------------
                                             1996         1997         1998
                                          -----------  -----------  -----------
     Net loss:
       As reported....................... $(1,631,160) $(3,118,782) $(3,794,951)
       Pro forma.........................  (1,632,026)  (3,122,558)  (3,806,197)
     Basic net loss per share:
       As reported....................... $     (1.28) $     (2.34) $     (2.75)
       Pro forma.........................       (1.28)       (2.35)       (2.76)

The weighted-average grant date fair value of options granted during fiscal years 1996, 1997 and 1998 was $0.02, $0.03 and $0.07, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1996, 1997 and 1998: risk free interest rates ranging from 6.0-6.2%; expected dividend yields of zero percent; expected lives of 5 years. Because the Company has been a non-public entity, it has omitted expected volatility in determining a value for its options.

In connection with the issuance of certain stock options to employees in fiscal 1998, the Company has recorded deferred stock compensation in the aggregate amount of approximately $155,000, representing the difference between the deemed fair value of the Company's common stock and the exercise price of stock options at the date of grant. The Company is amortizing the deferred stock compensation expense over the vesting period of four years. For fiscal year 1998 and for the six months ended March 31, 1999, amortization expense was $38,750 and $19,375, respectively.

In connection with the issuance of stock options to employees during the six months ended March 31, 1999, the Company has recorded deferred stock compensation in the aggregate amount of approximately

                          AltiGen Communications, Inc.

$1,930,000, representing the difference between the deemed fair value of the Company's common stock and the exercise price of the stock options at the date of grant. The Company is amortizing the deferred compensation expense over the vesting period of four years. For the six-months ended March 31, 1999, amortization expense was $88,571.

6. INCOME TAXES:

The Company accounts for income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. The components of the net deferred income tax asset are as follows:

                                                          September 30
                                                     ------------------------
                                                        1997         1998
                                                     -----------  -----------
   Net operating loss carryforwards................. $ 1,575,000  $ 2,807,000
   Capitalized start-up costs.......................     353,000      263,000
     Reserve and other cumulative temporary differ-
      ences.........................................     273,000      414,000
                                                     -----------  -----------
                                                       2,201,000    3,484,000
   Valuation allowance..............................  (2,201,000)  (3,484,000)
                                                     -----------  -----------
       Net deferred tax asset....................... $       --   $       --
                                                     ===========  ===========

As of September 30, 1998, the Company has cumulative net operating loss carryforwards for federal and state income tax reporting purposes of approximately $7.8 million and $2.6 million, respectively, which expire in various periods from 2003 to 2013. Under current tax law, net operating loss carryforwards available in any given year may be limited upon the occurrence of certain events, including significant changes in ownership interests, such as an initial public stock offering.

A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties, regarding realization of the asset including limited operating history of the Company, the lack of profitability to date and the uncertainty over future operating profitability and taxable income.

As of September 30, 1997 and 1998, the Company had no significant deferred tax liabilities.

7. SUBSEQUENT EVENTS (Unaudited):

In April 1999, the Board of Directors approved the reincorporation of the Company in the State of Delaware, subject to shareholder ratification.

In May 1999, the Company issued 829,329 additional shares of series D preferred stock at $7.00 per share for gross proceeds to the Company of approximately $5.8 million.

In June 1999, the Board of Directors approved an amendment to the Company's 1999 Stock Plan (the "1999 Plan") to increase the number of shares of common stock reserved under the 1999 Plan from 2,500,000 to 3,500,000 shares.

In June 1999, the Board of Directors adopted the 1999 Employee Stock Purchase Plan whereby 500,000 shares of common stock was reserved for issuance to eligible employees at a price of 85% of the lower of the fair market value of the common stock on a specified exercise date. An annual increase will be added on the first day of each fiscal year beginning in 2000 equal to the lesser of
(i) 1,000,000 shares,

                          AltiGen Communications, Inc.

(ii) 2% of the outstanding shares on that date or (iii) a lesser amount determined by the Board of Directors. Participants under the 1999 Purchase Plan generally may not purchase shares on any exercise date to the extent that, immediately after the grant, the participant would own stock totaling 5% or more of the total combined voting power of all stock of the Company, or greater than $25,000 worth of stock in any calendar year. In addition, no more than 10,000 shares may be purchased by any participant during any offering period. In the event of a sale or merger of the Company, the Board may accelerate the exercise date of the current purchase period to a date prior to the change of control, or the acquiring company may assume or replace the outstanding purchase rights under the 1999 Purchase Plan. The first offering period under the 1999 Plan will commence on the effective date of this offering and terminate on or before July 31, 2001.

            [LOGO]




             AltiGen                          CIBC World Markets
        Communications, Inc.

                  Shares

           Common Stock
                                             Dain Rauscher Wessels
                                              a division of Dain Rauscher Incorporated



           -----------------
               PROSPECTUS
           -----------------


                                                    FAC/Equities








-------------------------------------------------------------------------------
--------------------------------------------------------------------------------

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

Dealer Prospectus Delivery Obligation: Until       ,   (25 days after the
commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    Part II

                    Information Not Required In Prospectus

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the Securities and Exchange Commission and NASD registration fees and the Nasdaq National Market listing fee. All of the expenses below will be paid by AltiGen.

   Item
   ----                                                                --------
   Registration fee................................................... $ 14,387
   NASD filing fee....................................................    5,675
   Nasdaq National Market listing fee.................................    *
   Blue sky fees and expenses.........................................    *
   Printing and engraving expenses....................................    *
   Legal fees and expenses............................................    *
   Accounting fees and expenses.......................................  320,000
   Transfer Agent and Registrar fees..................................    *
   Miscellaneous......................................................    *
                                                                       --------
     Total............................................................ $ 20,062
                                                                       ========

-------------------
* To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

  Under Section 145 of the Delaware General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law and require us to advance litigation expenses upon our receipt of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. Our bylaws further provide that rights conferred under such bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

  Our certificate of incorporation provides that, pursuant to Delaware Law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to AltiGen and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemption's that are unlawful under Delaware Law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

  In addition, our certificate of incorporation (Exhibit 3.1 to this registration statement) provides that we shall indemnify our directors and officers if such persons acted (1) in good faith, (2) in a manner reasonably believed to be in or not opposed to our best interests, and (3) with respect to any criminal action or proceeding, with reasonable cause to believe such conduct was lawful. The certificate of incorporation also provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to our company and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to AltiGen for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemption's that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The certificate of incorporation further provides that we are authorized to indemnify our directors and officers to the fullest extent permitted by law through the bylaws, agreement, vote of stockholders or disinterested directors, or otherwise. We intend to obtain directors' and officers' liability insurance in connection with this offering.

  In addition, we have has entered or, concurrently with this offering, will enter into agreements to indemnify our directors and certain of our officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements will, among other things, indemnify our directors and certain of our officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer of AltiGen or as a director or officer of any subsidiary of AltiGen, or as a director or officer of any other company or enterprise that the person provides services to at the request of AltiGen.

  The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of AltiGen and its officers and directors, and by AltiGen of the underwriters, for certain liabilities arising under the Securities Act or otherwise.

Item 15. Recent Sales of Unregistered Securities

  AltiGen has sold and issued the following securities within the past three years. None of the transactions as set forth below involved any public offering or any underwriter, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder, or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided
under such Rule 701, or, with respect to paragraph (   ) below, in reliance on
Rule 145(a)(2) under the Securities Act. The recipients in each transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with AltiGen, to information about AltiGen.

  (1) In June 1996 through December 1997, we completed a series of private placements of 5,999,995 shares of series C preferred Stock to a group of institutional investors, certain members of senior management and employees, including Michele Shannon, and immediate family members of our directors and executive officers, for an aggregate purchase price of $7,849,750. Each of these investors was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act and/or accredited within the meaning of the exemption provided for by Regulation D promulgated under the Securities Act.

  (2) In March 1998 through May 1999, we completed a series of private placements of 2,376,282 shares of series D preferred stock for an aggregate offering price of $13,624,299. Of these 2,376,282 shares, 25,800 were sold to certain of our employees pursuant to our 1998 Stock Purchase Plan. Each of the investors was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act and/or accredited within the meaning of the exemption provided for by Regulation D promulgated under the Securities Act.

  (3) In May 1999, we issued 328,965 shares of common stock to twelve consultants in satisfaction of certain promissory notes held by them, for aggregate consideration of $378,486. Each of the purchasers was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act.

  (4) We have from time to time granted stock options to employees, consultants and outside directors in reliance upon an exemption under the Securities Act pursuant to Rule 701. From June 1, 1996 through May 31, 1999, an aggregate of 721,978 shares of common stock were issued pursuant to option exercises at exercise prices ranging from $0.05 to $0.35.

Item 16.  Exhibits and Financial Statement Schedules

  The following Exhibits are attached hereto and incorporated herein by reference.

 Exhibit
 Number                                Description
 -------                               -----------
  1.1*   Form of Underwriting Agreement.
  3.1    Certificate of Incorporation.
  3.2*   Form of Amended and Restated Certificate of Incorporation, to be filed and effective upon completion of this offering.
  3.3    Bylaws.
  3.4*   Form of Amended and Restated Bylaws, to be filed and effective upon completion of this offering.
  4.1    See Exhibit 3.1, 3.2, 3.3 and 3.4 for provisions of the Certificate of
         Incorporation and Bylaws defining the rights of holders of Common
         Stock.
  4.2*   Specimen Common Stock certificates.
  4.3    Third Amended and Restated Rights Agreement dated May 7, 1999 by and among AltiGen Communications, Inc. and the Investors and Founder named therein.
  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati.
 10.1*   Form of Indemnification Agreement.
 10.2    1994 Stock Option Plan, as amended, and form of stock option agreement.
 10.3    1998 Stock Purchase Plan.
 10.4    1999 Stock Option Plan, as amended, and form of stock option agreement.
 10.5*   1999 Employee Stock Purchase Plan and form of subscription agreement.
 10.6    Sublease and Consent to Sublease Agreement: 47427 Fremont Boulevard,
         Fremont, California between Hitachi America, Ltd. and Phase Metrics,
         Inc., dated April 1, 1997.
 10.7    Sub-Sublease and Consents to Sub-Sublease: 47427 Fremont Boulevard,
         Fremont, California between Phase Metrics, Inc. and AltiGen
         Communications, Inc., dated December 11, 1998.
 10.8+   Dealer Agreement and Addendum between Teleco Inc. and AltiGen
         Communications, Inc., dated September 9, 1996
 10.9+   Distributor Agreement between Kanematsu Semiconductor Corporation and
         AltiGen Communications, Inc., dated April 21,1997 and Modification dated May 13, 1997.
 10.10+  Distribution Agreement between Tech Data Product Management, Inc. and
         AltiGen Communications, Inc., dated July 21, 1997.
 10.11+  Distribution Agreement between TerraComSortium and AltiGen
         Communications, Inc., dated November 3, 1997.
 10.12+  OEM Private Label License Agreement between Renaissance Network
         Technology Corporation and AltiGen Communications, Inc., dated May
         1998.
 10.13   Services Agreement between Sumitronics, Inc. and AltiGen
         Communications, Inc., dated June 2, 1998 and related Commission
         Agreement dated March 1999.
 10.14+  Distribution Agreement between Ingram Micro Inc. and AltiGen
         Communications, Inc., dated June 12, 1998.

 Exhibit
 Number                                Description
 -------                               -----------
 10.15   Contract Purchase Agreement between RadiSys Corporation and AltiGen
         Communications Inc., dated July 31, 1998.
 10.16   Software License and Binary Distribution Agreement between Lucent
         Technologies Inc. and AltiGen Communications, Inc., dated as of
         September 23, 1998.
 10.17   Consulting and Development Agreement between Sollecon, Inc. and
         AltiGen Communications, Inc., dated as of October 27, 1998.
 10.18   Employment Agreement by and Between the Registrant and Tricia Chu,
         dated April 26, 1999.
 10.19*  Employment Agreement by and Between the Registrant and Philip
         McDermott, dated     .
 10.20*  Compaq Solutions Alliance Agreement between Compaq Computer
         Corporation and AltiGen Communications, Inc., dated as of January 18,
         1999.
 10.21*  Memorandum of Understanding between Hewlett-Packard Covision Internet
         Solutions Program and AltiGen Communications, Inc., dated as of
         November 9, 1998.
 10.22*+ Original Equipment Manufacture Private Label Agreement between Nitsuko
         Corporation and AltiGen Communications, Inc., dated as of February 2,
         1999.
 10.23*+ Joint Development Agreement between Nitsuko Corporation, Sumisho
         Electronics Co., Ltd. and AltiGen Communications, Inc., dated as of
         July 14, 1998.
 11.1    Statement regarding Computation of Per Share Earnings (contained in
         Notes to Financial Statements).
 21.1*   Subsidiaries of the Registrant.
 23.1*   Consent of Wilson Sonsini Goodrich & Rosati (Included in Exhibit 5.1
         hereto).
 23.2    Consent of Arthur Andersen LLP.
 24.1    Power of Attorney (Included signature pages hereto).
 27.1    Financial Data Schedule

-------------------
* To be filed by amendment.

+ Confidential treatment has been requested for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential portions have been omitted from this exhibit and filed separately with the Commission.

  (b) Financial Statement Schedules

    The following financial statement schedules are included in this Registration Statement:

      Schedule II--Valuation and Qualifying Accounts

  All other schedules for which the provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

Item 17.  Undertakings

  The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreements certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, the

Registrant been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses by the Registrant incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  Signatures

  Pursuant to the requirements of the Securities Act of 1933, AltiGen Communications, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on the 4th day of June, 1999.

                                          ALTIGEN COMMUNICATIONS, INC.

                                                     /s/ Gilbert Hu
                                          By: _________________________________
                                                        Gilbert Hu,
                                               President and Chief Executive
                                                          Officer

                               Power of Attorney

  KNOW ALL PERSONS BY THESE PRESENTS, that each of Gilbert Hu, Wen-Huang Chang, Thomas Shao, Masaharu Shinya, Kenneth Tai, and Richard Black (the undersigned) hereby constitutes and appoints Gilbert Hu his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any registration statement related to the same offering of securities as this Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

             Signature                           Title                  Date
             ---------                           -----                  ----

         /s/ Gilbert Hu              Chief Executive Officer        June 4, 1999
____________________________________  (principal executive,
             Gilbert Hu               principal financial and
                                      principal accounting
                                      officer)
                                      and Director

      /s/ Wen-Huang Chang            Director                       June 4, 1999
____________________________________
          Wen-Huang Chang

        /s/ Thomas Shao              Director                       June 4, 1999
____________________________________
            Thomas Shao

      /s/ Masaharu Shinya            Director                       June 4, 1999
____________________________________
          Masaharu Shinya

        /s/ Kenneth Tai              Director                       June 4, 1999
____________________________________
            Kenneth Tai

       /s/ Richard Black             Director                       June 4, 1999
____________________________________
           Richard Black

                Schedule II - Valuation and Qualifying Accounts

                                    Balance at Charged to            Balance at
                                    Beginning  Costs and               End of
Description                         of Period   Expenses  Write-offs   Period
-----------                         ---------- ---------- ---------- ----------
Year ended September 30, 1996
 Allowance for returns and doubtful
  accounts.........................        0     10,000      --        10,000
Year ended September 30, 1997
 Allowance for returns and doubtful
  accounts.........................   10,000     31,000      --        41,000
Year ended September 30, 1998
 Allowance for returns and doubtful
  accounts.........................   41,000     92,000      --       133,000

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                            ON SUPPLEMENTAL SCHEDULE

To AltiGen Communications Inc.:

We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of AltiGen Communications, Inc. included in this Registration Statement and have issued our report thereon dated November 20, 1998. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying Schedule II-- Valuation and Qualifying Accounts is the responsibility of the Company's management and is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                                             Arthur Andersen LLP

San Jose, California
November 20, 1998

                                 Exhibit Index

 Exhibit
 Number                                Description
 -------                               -----------
  1.1*   Form of Underwriting Agreement.
  3.1    Certificate of Incorporation.
  3.2*   Form of Amended and Restated Certificate of Incorporation, to be filed and effective upon completion of this offering.
  3.3    Bylaws.
  3.4*   Form of Amended and Restated Bylaws, to be filed and effective upon completion of this offering.
  4.1    See Exhibit 3.1, 3.2, 3.3 and 3.4 for provisions of the Certificate of
         Incorporation and Bylaws defining the rights of holders of Common
         Stock.
  4.2*   Specimen Common Stock certificates.
  4.3    Third Amended and Restated Rights Agreement dated May 7, 1999 by and among AltiGen Communications, Inc. and the Investors and Founder named therein.
  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati.
 10.1*   Form of Indemnification Agreement.
 10.2    1994 Stock Option Plan, as amended, and form of stock option agreement.
 10.3    1998 Stock Purchase Plan.
 10.4    1999 Stock Option Plan, as amended, and form of stock option agreement.
 10.5*   1999 Employee Stock Purchase Plan and form of subscription agreement.
 10.6    Sublease and Consent to Sublease Agreement: 47427 Fremont Boulevard,
         Fremont, California between Hitachi America, Ltd. and Phase Metrics,
         Inc., dated April 1, 1997.
 10.7    Sub-Sublease and Consents to Sub-Sublease: 47427 Fremont Boulevard,
         Fremont, California between Phase Metrics, Inc. and AltiGen
         Communications, Inc., dated December 11, 1998.
 10.8+   Dealer Agreement and Addendum between Teleco Inc. and AltiGen
         Communications, Inc., dated September 9, 1996
 10.9+   Distributor Agreement between Kanematsu Semiconductor Corporation and
         AltiGen Communications, Inc., dated April 21,1997 and Modification dated May 13, 1997.
 10.10+  Distribution Agreement between Tech Data Product Management, Inc. and
         AltiGen Communications, Inc., dated July 21, 1997.
 10.11+  Distribution Agreement between TerraComSortium and AltiGen
         Communications, Inc., dated November 3, 1997.
 10.12+  OEM Private Label License Agreement between Renaissance Network
         Technology Corporation and AltiGen Communications, Inc., dated May
         1998.
 10.13   Services Agreement between Sumitronics, Inc. and AltiGen
         Communications, Inc., dated June 2, 1998 and related Commission
         Agreement dated March 1999.
 10.14+  Distribution Agreement between Ingram Micro Inc. and AltiGen
         Communications, Inc., dated June 12, 1998.
 10.15   Contract Purchase Agreement between RadiSys Corporation and AltiGen
         Communications Inc., dated July 31, 1998.
 10.16   Software License and Binary Distribution Agreement between Lucent
         Technologies Inc. and AltiGen Communications, Inc., dated as of
         September 23, 1998.
 10.17   Consulting and Development Agreement between Sollecon, Inc. and
         AltiGen Communications, Inc., dated as of October 27, 1998.

 Exhibit
 Number                                Description
 -------                               -----------
 10.18   Employment Agreement by and Between the Registrant and Tricia Chu,
         dated April 26, 1999.
 10.19*  Employment Agreement by and Between the Registrant and Philip
         McDermott, dated     .
 10.20*  Compaq Solutions Alliance Agreement between Compaq Computer
         Corporation and AltiGen Communications, Inc., dated as of January 18,
         1999.
 10.21*  Memorandum of Understanding between Hewlett-Packard Covision Internet
         Solutions Program and AltiGen Communications, Inc., dated as of
         November 9, 1998.
 10.22*+ Original Equipment Manufacture Private Label Agreement between Nitsuko
         Corporation and AltiGen Communications, Inc., dated as of February 2,
         1999.
 10.23*+ Joint Development Agreement between Nitsuko Corporation, Sumisho
         Electronics Co., Ltd. and AltiGen Communications, Inc., dated as of
         July 14, 1998.
 11.1    Statement regarding Computation of Per Share Earnings (contained in
         Notes to Financial Statements).
 21.1*   Subsidiaries of the Registrant.
 23.1*   Consent of Wilson Sonsini Goodrich & Rosati (Included in Exhibit 5.1
         hereto).
 23.2    Consent of Arthur Andersen LLP.
 24.1    Power of Attorney (Included signature pages hereto).
 27.1    Financial Data Schedule

-------------------

* To be filed by amendment.

+ Confidential treatment has been requested for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential portions have been omitted from this exhibit and filed separately with the Commission.